                                                                     Exhibit 2.1
                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
              THE SHAREHOLDERS OF EASTERN FINANCIAL SYSTEMS, INC.,
                        EASTERN FINANCIAL SYSTEMS, INC.,
                              EFS MERGER SUB, INC.,
                                       AND
                  FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.







                          Dated as of October 18, 2002

================================================================================

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS........................................................................1
        Section 1.1   Definition of Certain Terms............................................1

ARTICLE II MERGER............................................................................6
        Section 2.1   The Merger.............................................................6
        Section 2.2   Effect of the Merger...................................................7
        Section 2.3   Charter Documents; Directors; Officers.................................7
        Section 2.4   Consideration; Conversion of Shares....................................7
        Section 2.5   Post-Closing Adjustment...............................................10
        Section 2.6   No Fractional Shares..................................................11
        Section 2.7   Registration Rights Agreement.........................................11
        Section 2.8   Restricted Stock and Legend...........................................11

ARTICLE III CLOSING.........................................................................12
        Section 3.1   Closing Date..........................................................12
        Section 3.2   Deliveries of Shareholders............................................12
        Section 3.3   Deliveries of Parent..................................................12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND COMPANY...................12
        Section 4.1   Organization, Standing, etc...........................................12
        Section 4.2   Capital Stock.........................................................13
        Section 4.3   Corporate Acts and Proceedings........................................13
        Section 4.4   Compliance with Laws and Other Instruments............................13
        Section 4.5   Binding Obligation....................................................14
        Section 4.6   Financial Statements..................................................14
        Section 4.7   Books and Records.....................................................14
        Section 4.8   Absence of Undisclosed Liabilities....................................15
        Section 4.9   Material Agreements of the Company....................................15
        Section 4.10  Tax Returns...........................................................15
        Section 4.11  Intellectual Property.................................................16
        Section 4.12  Insurance Coverage....................................................18
        Section 4.13  Litigation............................................................18
        Section 4.14  Licenses..............................................................18
        Section 4.15  Brokers and Finders...................................................19
        Section 4.16  No Adverse Change.....................................................19
        Section 4.17  Title to and Condition of Properties..................................19
        Section 4.18  Transaction with Affiliates...........................................20
        Section 4.19  Certain Payments......................................................20
        Section 4.20  Environmental Matters.................................................20
        Section 4.21  Employee Benefit Programs.............................................20
        Section 4.22  Product and Services Claims...........................................22


        Section 4.23  Employees; Labor Matters..............................................22
        Section 4.24  Customers and Suppliers...............................................22
        Section 4.25  Corporate Records; Copies of Documents................................23
        Section 4.26  Bank Accounts and Powers of Attorney..................................23
        Section 4.27  Investment Representations............................................23
        Section 4.28  Representations Complete..............................................24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........................24
        Section 5.1   Organization, Standing, etc...........................................24
        Section 5.2   Corporate Acts and Proceedings........................................24
        Section 5.3   Compliance with Laws and Other Instruments............................24
        Section 5.4   Binding Obligation....................................................24
        Section 5.5   Brokers and Finders...................................................25
        Section 5.6   Required Vote; Board Approval.........................................25
        Section 5.7   Capitalization of Parent..............................................25
        Section 5.8   Parent SEC Reports; Nasdaq Listing....................................25
        Section 5.9   Financial Statements..................................................26
        Section 5.10  No Undisclosed Liabilities............................................26
        Section 5.11  Litigation............................................................26
        Section 5.12  Governmental Authorization............................................26
        Section 5.13  Business Operations...................................................27
        Section 5.14  Representations Complete..............................................27

ARTICLE VI COVENANTS........................................................................27
        Section 6.1   Covenants of the Shareholders and Company.............................27
        Section 6.2   Covenants of Parent and Merger Sub....................................32
        Section 6.3   Tax Matters...........................................................33

ARTICLE VII CONDITIONS PRECEDENT............................................................36
        Section 7.1   Conditions to Obligations of Each Party...............................36
        Section 7.2   Conditions to Obligations of Parent and Merger Sub....................36
        Section 7.3   Conditions to Obligations of the Company and the Shareholders.........37

ARTICLE VIII TERMINATION....................................................................39
        Section 8.1   Termination...........................................................39
        Section 8.2   Effect of Termination.................................................39

ARTICLE IX INDEMNIFICATION..................................................................39
        Section 9.1   Indemnification By Shareholders.......................................39
        Section 9.2   Indemnification By Parent.............................................40
        Section 9.3   Indemnification Procedures............................................40
        Section 9.4   Expiration of Representations and Warranties, etc.....................41
        Section 9.5   Limitations and Qualifications........................................41
        Section 9.6   Escrow................................................................43
        Section 9.7   Escrow Period; Release From Escrow....................................43


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
        Section 9.8   Claims Upon Escrow Fund...............................................44
        Section 9.9   Objections to Claims..................................................44
        Section 9.10  Set-Off...............................................................44
        Section 9.11  Exclusive Remedy......................................................44
        Section 9.12  Release of Company....................................................45

ARTICLE X MISCELLANEOUS.....................................................................45
        Section 10.1  Expenses..............................................................45
        Section 10.2  Severability..........................................................45
        Section 10.3  Notices...............................................................45
        Section 10.4  Liability for Transfer Taxes..........................................46
        Section 10.5  Headings..............................................................47
        Section 10.6  Entire Agreement......................................................47
        Section 10.7  Counterparts..........................................................47
        Section 10.8  Governing Law, Etc....................................................47
        Section 10.9  Binding Effect........................................................47
        Section 10.10 Assignment............................................................47
        Section 10.11 No Third Party Beneficiaries..........................................47
        Section 10.12 Amendment; Waivers, etc...............................................47
        Section 10.13 Acknowledgment........................................................47
        Section 10.14 Specific Performance..................................................47
        Section 10.15 Shareholder Representatives...........................................48
        Section 10.16 JURISDICTION..........................................................48


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                                    Schedules

1              Shareholders
2.5            Adjustments and Exceptions to Closing Date Balance Sheet
4.1            Ownership and Foreign Jurisdictions
4.2            Capitalization
4.3            Corporate Acts and Proceedings of Shareholders and Company
4.4            Company's Compliance with Laws
4.6(a)         Company's Audited Balance Sheet and Statement of Income (12/31/01)
4.6(b)         Unaudited Balance Sheet and Statement of Income (Nine Months Ending 9/30/02)
4.9            Material Agreements
4.10           Tax Returns
4.11(a)        Intellectual Property
4.11(b)        Intellectual Property Liens
4.11(c)        Intellectual Property Commitments or Judgments
4.11(d)        Intellectual Property Litigation
4.11(e)        Intellectual Property Licenses
4.11(f)        Deficiencies in Intellectual Property
4.11(j)        Exceptions Regarding Computer Software
4.11(k)        Exceptions Regarding Ownership of Intellectual Property Rights
4.11(l)        Failure to Protect Confidential Intellectual Property Information
4.12           Insurance Policies
4.13           Litigation
4.14           Licenses and Permits Not Processed by Company
4.15           Brokers and Finders Commission
4.16           Adverse Changes
4.17           Exceptions to Title; Lease Agreements for Real Property
4.21(a)        Employee Benefit Plans
4.21(e)        Non-qualified Plans
4.22           Product and Services Claims
4.23           Labor Matters
4.24           Customer and Supplier Matters
4.26           Bank Accounts and Powers of Attorney
5.2            Parent's and Merger Sub's Corporate Acts and Proceedings
5.3            Parent's and Merger Sub's Compliance with Laws
5.7            Capitalization of Parent
5.8            Parent SEC Reports; Nasdaq Listing
5.11           Litigation
6.1(c)(iii)    Modification of Terms of Company Securities
6.1(c)(vi)     Material Changes in Compensation
6.1(h)         Shareholders/Employees Subject to Non-Compete



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                                MERGER AGREEMENT

        This Agreement and Plan of Merger (the "Agreement") is entered into as of October 18, 2002, among Eastern Financial Systems, Inc., a Pennsylvania corporation ("Company"), the shareholders of the Company listed on Schedule 1 attached hereto (the "Shareholders"), Fidelity National Information Solutions, Inc., a Delaware corporation ("Parent"), and EFS Merger Sub, Inc. a Delaware corporation and a first tier, wholly owned subsidiary of Parent (the "Merger Sub").

                                R E C I T A L S:

        A. The respective Boards of Directors of each of Parent, Merger Sub and Company have approved the merger of Merger Sub with and into Company (the "Merger"), and adopted this Agreement in accordance with the PABCL (as defined below) and the DGCL (as defined below);

        B. The Shareholders, Company, Merger Sub and Parent desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

        C. Immediately prior to the Effective Date, the Company intends to issue to certain of its employees shares (the "Company Incentive Shares") of its common stock, which after issuance shall equal 2.5% of the Company Stock (as defined below); and

        D. This Agreement contemplates a transaction in which Parent shall acquire all of Company's outstanding stock for cash and Securities (as defined below) through a reverse subsidiary merger of Merger Sub with and into Company.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

        Section 1.1  Definition of Certain Terms. The terms defined in this
Section 1.1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement. Such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined. Unless the context of this Agreement clearly requires otherwise, references to any gender include all genders. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

        "Accountants": has the meaning set forth in Section 2.5(c).

        "Additional Escrow Shares": has the meaning set forth in Section 9.6(b).

        "Affiliate": of a specified Person means, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person or a member of such specified Person's immediate family.

        "Agreement": means this Agreement and Plan of Merger (including all Schedules and Exhibits attached hereto), as the same from time to time may be amended, supplemented or waived.

        "Allocation Statement": has the meaning set forth in Section 6.3(j).

        "Base Merger Consideration": has the meaning set forth in Section
2.4(a).

        "Business Day": means any day other than a Sunday, a Saturday, or any other day on which banks in the State of California are required or authorized to be closed.

        "Cash Consideration": means an amount equal to the Merger Consideration less the Stock Consideration.

        "Certificate": has the meaning set forth in Section 2.4(b).

        "Certificates of Merger": has the meaning set forth in Section 2.1.

        "Closing": has the meaning set forth in Section 3.1.

        "COBRA": has the meaning set forth in Section 4.21(a)(ii).

        "Code": means the Internal Revenue Code of 1986, as amended or any successor law, and the rules and regulations promulgated thereunder.

        "Commitment": means any contract, agreement, lease, promissory note or other evidence of indebtedness, security agreement, deed of trust or commitment.

        "Company": has the meaning set forth in the preamble of this Agreement.

        "Company Incentive Shares": has the meaning set forth in the recitals of this Agreement.

        "Company Precedent Shares": has the meaning set forth in Section 2.4(b)(ii).

        "Company Stock": means the voting and nonvoting common stock, $.10 par value, of Company, and also shall include any other securities issued or issuable with respect to Company's capital stock prior to the Effective Date, including by way of options, warrants, stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, restructuring or other reorganization.

        "Competitive Products and Services": has the meaning set forth in
Section 6.1(h)(i).

        "Confidential IP Information": has the meaning set forth in Section 4.11(l).

        "Confidentiality Agreement": means that certain Confidentiality Agreement, dated April 4, 2002, between Parent and Company, as same has been amended and supplemented to the date of this Agreement.

        "Constituent Corporations": has the meaning set forth in Section 2.1.

        "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "DGCL": has the meaning set forth in Section 2.1.

        "Debt": shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person (A) for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the ordinary course), (C) in respect to letters of credit issued for such Person's account to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Debt or to acquire the security thereof;
(iii) all liability or obligations secured by a Lien upon property owned by such Person and upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obligations; provided, however, that Debt shall not include any liability for compensation of such Persons' employees or for inventory or similar property acquired and consumed in the ordinary course of or for services.

        "Disclosing Party": has the meaning set forth in Section 6.1(j).

        "Dispute Notice": means a written, dated and signed notice delivered by a party hereto in accordance with the notice provisions hereof, notifying the recipient of the delivering party's disagreement with a calculation made hereunder.

        "Dissenting Shares": has the meaning set forth in Section 2.4(d)(i).

        "Effective Date": has the meaning set forth on Section 2.1.

        "Employee Benefit Plan": has the meaning set forth in Section 4.21(a).

        "Employment Agreements": means the employment agreements to be entered into between the Company and each of Joseph P. Delaney, David N. Spies, Alfred
S. Bartello and Darton S. Rose in the forms attached hereto as Exhibits B-1, B-2, B-3 and B-4, respectively.

        "ERISA": means the Employee Retirement Income Security Act of 1974, as amended or any successor law, and the rules and regulations promulgated thereunder.

        "Escrow Agent": has the meaning set forth in Section 9.6(a).

        "Escrow Agreement": has the meaning set forth in Section 9.6(a).

        "Escrow Fund": shall mean the escrow fund containing the Escrow Shares and the Additional Escrow Shares.

        "Escrow Period": means the period commencing on the Closing Date and terminating on the Escrow Termination Date.

        "Escrow Shares": means a number of shares of FNIS Common Stock equal to the quotient obtained by dividing the product of the Merger Consideration payable to the Shareholders multiplied by .05, by the Per Share Value as of the Effective Date.

        "Escrow Termination Date":  means the first anniversary of the Closing.

        "Escrow Terms": has the meaning set forth in Section 9.6(a).

        "Exchange Act": means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Expiration Date": has the meaning set forth in Section 9.4.

        "FNIS Common Stock": means the Common Stock, par value $.001 per share, of Parent.


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

        "GAAP": means United States generally accepted accounting principles as in effect from time to time.

        "Hazardous Material": has the meaning set forth in Section 4.20(c).

        "Holder": means any holder of shares of Company Stock immediately prior to the Effective Date, including the Shareholders.

        "HSR Act": means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Incentive Share Consideration": means the Merger Consideration multiplied by .025.

        "Indemnified Party": has the meaning set forth in Section 9.3(a).

        "Indemnifying Party": has the meaning set forth in Section 9.3(a).

        "Intellectual Property": has the meaning set forth in Section 4.11(m).

        "Knowledge": A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer or partner of such Person (or a Person acting in any similar capacity) has actual knowledge of such fact or other matter. Subject to the provisions of the immediately following sentence, an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual has, or at any time had, actual knowledge of such fact or other matter Notwithstanding the foregoing, Joseph P. Delaney will be deemed to have "Knowledge" of a particular fact or matter if he has actual knowledge of such fact or other matter or should have had actual knowledge thereof given his office with the Company.

        "Laws": has the meaning set forth in Section 4.4(a).

        "Letter of Intent": means the Letter of Intent, dated September 10, 2002, between Parent and the Company, as same has been amended and supplemented to the date of this Agreement.

        "Lien": means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement or similar document under the Uniform Commercial Code or similar law of any jurisdiction and including any lien or charge arising by statute or other law.

        "Losses": has the meaning set forth in Section 9.1.

        "Material Adverse Effect": means, with respect to any specified Person, a fact, event or circumstance which has had or could reasonably be expected to have a material adverse effect on (i) the assets, business, liabilities, operations or condition (financial or otherwise) of such Person; or (ii) the ability of such Person to continue to operate its business as presently conducted, except for (a) any event, change or effect resulting from general economic, financial or market conditions in the United States, (b) any event, change or effect resulting from conditions or circumstances generally affecting the industries in which such Person competes, including, but not limited to, actual changes in any applicable Law, or (c) changes that are not reasonably foreseeable as a consequence of, but which are demonstrably related to or resulting from, the taking of any action contemplated by this Agreement.

        "Merger":  has the meaning set forth in Recital A.

        "Merger Consideration":  has the meaning set forth in Section 2.4(a).


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

        "Merger Sub": has the meaning set forth in the preamble of this Agreement.

        "Merger Shares": has the meaning set forth in Section 2.4(b)(i).

        "PABCL":  has the meaning set forth in Section 2.1.

        "Parent": has the meaning set forth in the preamble of this Agreement.

        "Parent Indemnitees": has the meaning set forth in Section 9.1.

        "Parent SEC Reports": means (i) Parent's annual report on Form 10-K for its fiscal year ended December 31, 2001, as amended on April 30, 2002, (ii) Parent's quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2002, as amended on May 21, 2002, (iii) Parent's quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2002, and (iv) all other reports, schedules, registration statements, definitive proxy statements and documents filed by Parent with the SEC since December 31, 2001 through the date of this Agreement.

        "Per Share Value": means, on any date on which the Per Share Value is to be determined, the price determined by taking (x) the result obtained by multiplying the number of shares of FNIS Common Stock traded on NASDAQ by the closing sale price of such stock (as reported by NASDAQ) for each of the twenty trading days ending two trading days before such date and dividing such result by (y) the total number of shares of FNIS Common Stock traded on NASDAQ in such twenty day period.

        "Person": means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, joint venture or other legal entity, including any governmental authority, body or agency.

        "Preliminary Closing Date Balance Sheet": means the draft unaudited balance sheet of the Company as of the time immediately prior to the Effective Date prepared by the Company in accordance with GAAP, subject to the adjustments and exceptions set forth on Schedule 2.5, and reasonably acceptable to the Chief Financial Officer of Parent.

        "Premises": has the meaning set forth in Section 4.20(a).

        "Price Allocation": has the meaning set forth in Section 6.3(j).

        "Prime Rate": means the interest rate per annum announced from time to time by the Wall Street Journal as its prime rate.

        "Registration Rights Agreement": means that certain Registration Rights Agreement to be entered into by Company and each of the Shareholders in the form of Exhibit A attached hereto.

        "Relief": has the meaning set forth in Section 4.10.

        "SEC": means the United States Securities and Exchange Commission.

        "Securities": means the shares of FNIS Common Stock issued by Parent as Stock Consideration.

        "Securities Act": means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Shareholder Cap": has the meaning set forth in Section 9.5(a).


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

        "Shareholder Representatives": has the meaning set forth in Section
10.15. For purposes of this Agreement, any action by the Shareholder Representatives shall require the approval of both of the Shareholder Representatives.

        "Shareholders": has the meaning set forth in the preamble of this Agreement.

        "Shareholders/Company Contracts": means any and all Commitments entered into or received by Shareholders for the benefit of or in connection with the operations of Company.

        "Shareholders' Equity": means the shareholder's equity of Company, calculated in a consistent manner in accordance with GAAP.

        "Shareholders' Equity Threshold": has the meaning set forth in Section 2.5(a).

        "Stock Consideration":  means Fifteen Million Dollars ($15,000,000).

        "Surviving Corporation":  has the meaning set forth in Section 2.1.

        "Tax Accountants": has the meaning set forth in Section 6.3(j).

        "Tax Returns": has the meaning set forth in Section 4.10.

        "Taxes":  has the meaning set forth in Section 4.10.

        "Technology":  has the meaning set forth in Section 4.11(m).

        "Total Precedent Merger Shares": means the quotient obtained by dividing the product of the Stock Consideration multiplied by .9117, by the Per Share Value as of the Effective Date.

        "Total Incentive Merger Shares": means the quotient obtained by dividing the product of the Stock Consideration multiplied by .0883, by the Per Share Value as of the Effective Date.

        "Total Outstanding Company Shares": means the total of the Company Incentive Shares and the Company Precedent Shares.

        "Transaction":  has the meaning set forth in Section 6.1(k).

                                   ARTICLE II
                                     MERGER

        Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date, certificates of merger in form and substance reasonably satisfactory to Parent, Merger Sub and Company (the "Certificates of Merger") shall be duly prepared, executed and acknowledged by Merger Sub and Company and thereafter delivered to the Secretary of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Delaware for filing, as provided in the Pennsylvania Business Corporation Law of the State of 1988, as amended ("PABCL") and the General Corporation Law of the State of Delaware ("DGCL"). The Merger shall become effective at the close of business on the date specified therefore in the Certificates of Merger (such time and date being herein called the "Effective Date"). On the Effective Date, in accordance with this Agreement, the PABCL and the DGCL, Merger Sub shall be merged with and into Company, the separate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation (the "Surviving Corporation") under the corporate name to be set forth in the Certificates of Merger. Merger Sub and Company are sometimes referred to herein as the "Constituent Corporations".

        Section 2.2 Effect of the Merger. On and after the Effective Date: (a) the Merger in all respects shall have the effect provided for under the PABCL and DGCL and in this Agreement; (b) the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature of each of the Constituent Corporations; (c) the Surviving Corporation shall be subject to all of the restrictions, disabilities and duties of each of the Constituent Corporations; (d) all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; (e) all property, rights, privileges, powers and franchises and all and every other interest of each of the Constituent Corporations shall be thereafter the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; (f) all rights of creditors and all Liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and (g) all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred by it.

        Section 2.3 Charter Documents; Directors; Officers. On the Effective Date, the Certificate of Incorporation and the By-laws of Merger Sub, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation and By-laws of the Surviving Corporation, until thereafter amended as provided therein and under the DGCL. At the Effective Date, the officers and directors of Merger Sub immediately prior to the Effective Date shall become the officers and directors of the Surviving Corporation, until their successors are elected and qualified.

        Section 2.4 Consideration; Conversion of Shares.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration to be paid for the entire fully diluted equity interest of the Company shall be Fifty-Three Million Dollars ($53,000,000) (the "Base Merger Consideration"), subject to adjustment as set forth in this Section 2.4 and Section 2.5 (the Base Merger Consideration as adjusted pursuant to Sections 2.4 and 2.5 is referred to hereinafter as the "Merger Consideration"). The Base Merger Consideration shall be adjusted as follows:

            (i) the Base Merger Consideration shall be decreased to the extent of any Debt (other than the mortgage Debt with a balance as of July 31, 2002 of $1,105,366 shown on the interim balance sheets dated as of July 31, 2002 previously delivered to Parent) on the Preliminary Closing Date Balance Sheet;

            (ii) the Base Merger Consideration shall be decreased to the extent Shareholders' Equity as set forth on the Preliminary Closing Date Balance Sheet is less than $500,000 without giving effect to (A) any liabilities that may be created by reason of the payment of a bonus to Joseph P. Delaney in the approximate amount of $2,880,000, or (B) any Company liability created or item of expense resulting from the issuance of the Company Incentive Shares (the "Shareholders' Equity Threshold");

            (iii) the Base Merger Consideration shall be decreased (A) to the extent that the sum of cash and cash equivalents shown on the Preliminary Closing Date Balance Sheet is less than the sum of (1) $1 million plus (2) an amount equal to the dollar value of customer deposits by the Company prior to the Closing Date relative to customer orders on which the Company has not yet started performance, and (B) to the extent of any earned but unpaid compensation relative to (1) accrued but unpaid bonuses, (2) accrued but unpaid outside


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

        commissions, (3) accrued but unpaid profit sharing distributions, and
        (4) accrued but unpaid 401(k) Plan contributions;

            (iv) the Base Merger Consideration shall be increased to the extent that the sum of cash and cash equivalents shown on the Preliminary Closing Date Balance Sheet is greater than the sum of (A) $1 million; plus (B) an amount equal to the dollar value of customer deposits received by the Company prior to the Closing Date relative to customer orders on which the Company has not yet started performance.

            (v) the Base Merger Consideration shall be decreased to the extent non-cash working capital level on the Preliminary Closing Date Balance Sheet are less than that set forth on the interim balance sheets dated as of July 31, 2002 previously delivered to Parent, without giving effect to (A) any liabilities that may be created by reason of the payment of a bonus to Joseph P. Delaney in the approximate amount of $2,880,000, or (B) any Company liability created or item of expense resulting from the issuance of the Company Incentive Shares, or (C) any decrease in the non-cash working capital level since July 31, 2002, which is attributable to the distribution of cash (provided that the sum of cash and cash equivalents on the Closing Date is not less than the sum of (1) $1 million plus (2) the dollar value of customer deposits received by the Company prior to the Closing Date relative to customer orders on which the Company has not yet started performance) or (D) an amount equal to any earned but unpaid compensation relative to (1) accrued but unpaid bonuses, (2) accrued but unpaid outside commissions,
        (3) accrued but unpaid profit sharing distributions, and (4) accrued but unpaid 401(k) Plan contributions); and

            (vi) the Base Merger Consideration shall be decreased to the extent the estimated liability for all transfer, sales and use, registration, stamp and similar Taxes and Taxes resulting from the application of
        Section 1374 of the Code (or any analogous provision of state or local law) imposed on the Company, or for which the Company may be liable, as a result of any transaction contemplated by this Agreement is reflected on the Preliminary Closing Date Balance Sheet.

            Subject to the provisions of Section 2.6 regarding fractional shares, and Section 2.4(c) regarding the escrow of a portion of the Stock Consideration, the Stock Consideration shall be delivered on the Effective Date to the Holders in the form of stock certificates of FNIS Common Stock, duly issued in the name of the Holders and bearing the appropriate restrictive legends as described in Section 2.8; provided, however, that if any Holder fails to deliver at the Closing (A) the certificates representing such Holder's shares of Company Stock duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer, or (B) in the case of lost certificates, an affidavit and indemnification agreement in form and substance satisfactory to Parent, then Parent and Merger Sub shall not be required to deliver to such Holder the Merger Consideration with respect to the shares of Company Stock represented by such Holder's certificates until such time as such certificates or such affidavit and indemnification agreement are so delivered to Parent and Merger Sub.

        (b) As of the Effective Date, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or any Shareholder:

            (i) Each of the Company Incentive Shares (other than Dissenting Shares) shall automatically be converted into the right to receive a number of shares of FNIS Common Stock equal to the quotient of (A) the Total Incentive Merger Shares divided by (B) the total Company Incentive Shares outstanding immediately prior to the Effective Date.

            (ii) Each share of Company Stock issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares and Company Incentive Shares) shall automatically be converted into the right to receive (A) cash in an amount equal to the quotient of (1) the Cash Consideration, divided by (2) the total number of shares of Company Stock (other than Company Incentive Shares) outstanding immediately prior to the Effective Date ("Company Precedent Shares"), and (B) a number of shares of FNIS Common Stock equal to the quotient of (1) the Total Precedent Merger Shares divided by (2) the Company Precedent Shares. Each stock certificate which immediately prior to the Effective Date represented shares of Company Stock (each, a "Certificate"), other than Certificates representing Dissenting Shares, shall represent for all purposes only the right to receive the Merger Consideration.

            (iii) Each share of Company Stock held in the treasury of the Company (if any) immediately prior to the Effective Date shall automatically be canceled and retired and cease to exist and no payment shall be made with respect thereto.

            (iv) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Date shall constitute a validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

        (c) On the Effective Date, and subject to and in accordance with the provisions of Escrow Terms, Parent shall, on behalf of the Shareholders, deliver to the Escrow Agent, in trust and pursuant to the terms of the Escrow Agreement, certificates representing the Escrow Shares. The Escrow Shares shall be registered in the name of the Escrow Agent as nominee for each Shareholder. The Escrow Fund shall be beneficially owned by the Shareholders and shall be held in escrow and shall be available for any payments to be made to Parent for certain Losses as provided in Section 9.9 and the Escrow Terms. To the extent not used for such purposes, the Escrow Fund shall be released as provided in the Escrow Terms. The availability to Parent of the Escrow Fund shall not limit any other rights or remedies to which Parent is otherwise entitled under this Agreement.

        (d) (i) Notwithstanding anything in this Agreement to the contrary, shares of Company Stock held by any Holder who becomes entitled to the payment of the fair value for such shares under Section 1930 of the PABCL, if such law provides for such payment in connection with the Merger (the "Dissenting Shares"), if any, shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the PABCL. Notwithstanding the foregoing, if in accordance with the PABCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair market value of such shares of Company Stock, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the right to receive the Merger Consideration on the same terms as the Holders of non-Dissenting Shares in accordance with this Agreement.

            (ii) The Company shall give Parent (A) prompt notice of any written notice of intention to demand pursuant to Section 1574 of the PABCL, and any other instruments served pursuant to the PABCL and received by Company relating to shareholders' rights to dissent, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for payment or appraisal under Subchapter D of Title 15 of the PABCL. Company shall not, without the prior consent of Parent, voluntarily make any payment with respect to any demands for payment or appraisals of the capital stock of Company, offer to settle or settle any demands, or approve any withdrawal of any such demands. Notwithstanding the foregoing, Company may take any actions reasonably necessary to comply with Subchapter D of Title 15 of the PABCL if compliance with this
Section 2.4(c)(ii) would result in a violation of Subchapter D of Title 15 of the PABCL.

        Section 2.5 Post-Closing Adjustment. Following the Closing, if appropriate, there shall be an adjustment to the Base Merger Consideration as follows:

        (a) Within sixty (60) days following the Closing, the Shareholder Representatives shall deliver to Parent a balance sheet of the Company as of the time immediately prior to the Effective Date, which shall be prepared in accordance with GAAP, subject to the adjustments and exceptions set forth on
Schedule 2.5, and applied consistently with the manner GAAP is applied in the Preliminary Closing Date Balance Sheet (the "Closing Date Balance Sheet"), together with a certificate signed by the Shareholder Representatives certifying that the Closing Date Balance Sheet (A) is complete and accurate in all material respects and has been derived from the books and records of the Company, (B) presents fairly in all material respects the financial condition of the Company as of the date thereof without giving effect to the consummation of the Closing in accordance with GAAP, subject to the exceptions and subject to the adjustments and exceptions set forth on Schedule 2.5, and (C) has been prepared in accordance with GAAP, subject to the adjustments and exceptions set forth on
Schedule 2.5.

        (b) Parent shall have thirty (30) days to review and approve the Closing Date Balance Sheet following the receipt thereof. Subject to its right to dispute any item(s) included in the Closing Date Balance Sheet as provided below: (i) to the extent of any Debt (other than the mortgage Debt with a balance as of July 31, 2002 of $1,105,366 set forth on the interim balance sheets dated July 31, 2002 previously delivered to Parent) reflected on the Closing Date Balance Sheet exceeds the amount shown on the Preliminary Closing Date Balance Sheet, (ii) to the extent Shareholders' Equity (as finally determined pursuant to Section 2.5(c)) reflected on the Closing Date Balance Sheet (determined in a manner consistent with Section 2.4(a)(ii)) is less than the amount shown on the Preliminary Closing Date Balance Sheet, (iii) to the extent the cash and cash equivalents reflected on the Closing Date Balance Sheet (determined in a manner consistent with Section 2.4(a)(iii)) are less than the amount shown on the Preliminary Closing Date Balance Sheet, (iv) to the extent non-cash working capital levels reflected on the Closing Date Balance Sheet (determined in a manner consistent with Section 2.4(a)(v)) are less than that set forth on the on the Preliminary Closing Date Balance Sheet, and (v) to the extent the estimated liability for all transfer, sales and use, registration, stamp and similar Taxes and Taxes resulting from the application of Section 1374 of the Code (or any analogous provision of state or local law) imposed on the Company, or for which the Company may be liable, as a result of any transaction contemplated by this Agreement reflected on the Closing Date Balance Sheet is greater than that set forth on the Preliminary Closing Date Balance Sheet, such amounts shall be released to Parent from the Escrow Fund in accordance with the Escrow Terms. In the event Parent does not dispute any item(s) included in the Closing Date Balance Sheet as provided below, the Closing Date Balance Sheet shall be final and binding on Parent.

        (c) Parent may dispute any amounts reflected on the Closing Date Balance Sheet; provided that any such amounts exceed $25,000 in the aggregate and, provided further, Parent shall deliver to the Shareholder Representatives a Dispute Notice setting forth each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days of Parent's receipt of the Closing Date Balance Sheet. Amounts not in dispute shall be paid as set forth herein. In the event of such a dispute, the Shareholder Representatives shall have thirty (30) days from receipt of the Dispute Notice to respond to the items in the Dispute Notice. If after such thirty (30) day period, there remains a dispute as to the Closing Date Balance Sheet that exceeds $25,000, the Shareholder Representatives and Parent shall attempt in good faith for thirty (30) additional days to agree upon the matters in dispute. If Parent and the Shareholder Representatives should so agree, a written statement to such effect shall be signed by both parties and shall be conclusively binding on all parties. In the event the dispute cannot be resolved, the matter shall be referred to an independent "Big Four" public accounting firm mutually agreed upon by the Parent and the Shareholder Representatives (the "Accountants"), which shall resolve the dispute and shall render its decision (together with a brief explanation of the basis therefor) to Parent and the Shareholder Representatives not later than thirty (30) days following submission of the dispute to it; provided, however, that if Parent and the Shareholder Representatives are unable to mutually agree upon an independent public accounting firm, then Parent and the Shareholder Representatives shall each choose an independent "Big Four" public accounting firm and those firms shall appoint a third independent "Big Four" public accounting firm to act as the Accountants. The Accountants shall apply GAAP, subject to the adjustments and exceptions set forth on Schedule 2.5, as such adjustments may be applicable to the issues at hand and shall not have the power to alter, amend, add to or subtract from any term of this Agreement. The Accountants' determination of the disputed items in respect of the Closing Date Balance Sheet will become final and binding on Parent and the Shareholders on the Business Day after the date upon which a written report setting forth such determination is delivered to Parent and the Shareholder Representatives. The fees and expenses of the Accountants shall be shared equally by Parent, on the one hand, and Shareholders on the other hand. Parent, on the one hand, or Shareholders, on the other hand, as the case may be, shall make appropriate payment to the other with respect to any amounts payable pursuant to this
Section 2.5, provided that Parent may cause any amounts owing from the Shareholders (which amounts are undisputed, agreed to by the Shareholder Representatives or finally determined by the Accountants) to be released from the Escrow Fund in accordance with the Escrow Terms and the Escrow Agreement. Notwithstanding the foregoing, the Shareholders shall have the right and option to pay any and all amounts payable pursuant to this Section 2.5 by delivery of Securities constituting a part of the Stock Consideration and having a value equal to the amount payable (with such Securities being valued at the Per Share Value as of the Effective Date).

        (d) Interest shall accrue on amounts due pursuant to this Section 2.5 from and after the Closing Date until the date of payment at the Prime Rate.

        (e) Following the Closing, Parent will make the work papers and the books, records, and financial staff of the Company and the Surviving Corporation available to the Shareholders and their accountants and other representatives at all reasonable times and upon prior notice at any time during the review by the Shareholders of the Closing Date Balance Sheet, the proposed adjustments and the resolution by such parties of any objections thereto.

        Section 2.6 No Fractional Shares. Parent shall not be required to issue fractional shares of FNIS Common Stock. If any fraction of a share of FNIS Common Stock would be issuable as Merger Consideration, Parent may, in lieu of issuing such fractional share, pay to the applicable Holder for any such fraction of a share an amount in cash equal to the product obtained by multiplying (a) such fraction by (b) the Per Share Value as of the Effective Date.

        Section 2.7 Registration Rights Agreement. On the Closing Date, Parent and each of the Shareholders shall execute and deliver the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A.

        Section 2.8 Restricted Stock and Legend. Each certificate evidencing FNIS Common Stock issuable as Merger Consideration will bear the following legend:

        "The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or the securities laws of the various states and have been taken for investment purposes only and not with a view to the distribution thereof, and such securities may not be sold or transferred unless there is an effective registration statement under such Act covering such securities and compliance with applicable state securities laws or the issuer receives an opinion of counsel (which may be counsel for the issuer) reasonably acceptable to the issuer stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of such Act and from similar requirements of applicable state securities laws."

        The certificates representing the Securities, and each certificate issued in transfer thereof, will also bear any legend required under any applicable state securities law. Parent shall have the right to make a notation on its records or give instructions to any transfer agent of the Securities in order to implement the restrictions on transfer of the Securities described in this Section 2.8.

                                  ARTICLE III
                                    CLOSING

        Section 3.1 Closing Date. Subject to the fulfillment of the conditions specified in Article VII, any or all of which may be waived by the respective party or parties whose performance is conditioned upon satisfaction of such conditions, the Merger shall be consummated at a closing (the "Closing") to be held at the offices of Parent, 4050 Calle Real, Suite 220, Santa Barbara, California, on or before November 29, , 2002, or on such other date, time or location as Parent, Merger Sub, Company and Shareholder Representatives shall mutually agree (such date and time being herein referred to as the "Closing Date").

        Section 3.2 Deliveries of Shareholders. At the Closing, in addition to the other actions contemplated elsewhere herein, Company and the Shareholders shall deliver or cause to be delivered to Parent: (a) stock certificates representing all of the issued and outstanding shares of the Company Stock, in accordance with and subject to the provisions of Section 2.4, and (b) all the agreements, documents and instruments required to be delivered by the Shareholders and/or Company under Section 7.2.

        Section 3.3 Deliveries of Parent. At the Closing, Parent shall deliver:
(a) to the Shareholders, the Cash Consideration in immediately available funds,
(b) to the Holders, the Securities constituting the Stock Consideration in the name of the Holders as directed by the Shareholder Representatives, and (c) to the Holders, all the agreements, documents and instruments required to be delivered by Parent and/or Merger Sub under Section 7.3; provided, however, that notwithstanding the foregoing, the Stock Consideration to be delivered to the Shareholders shall be less the Escrow Fund, which shall be delivered on behalf of the Shareholders to the Escrow Agent in accordance with the Escrow Terms.

                                   ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND COMPANY

        The Shareholders and Company jointly and severally represent and warrant to Parent and Merger Sub with respect to all of the following representations and warranties except for those set forth in Sections 4.2 (only as to the fifth and sixth sentences thereof), 4.4(b)(iii), 4.4(b)(iv) and 4.27, and the Company and each Shareholder represents and warrants to Parent and Merger Sub individually and not jointly with respect to the representations and warranties set forth in Sections 4.2 (only as to the fifth and sixth sentences thereof), 4.4(b)(iii), 4.4(b)(iv) and 4.27:

        Section 4.1 Organization, Standing, etc. Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of Company and the Shareholders has all requisite power and authority to carry on its business, to own, lease, operate and hold its properties and assets, to enter into this Agreement and to carry out the provisions hereof. The copies of the Articles of Incorporation and By-laws of Company which have been delivered to Parent prior to the execution of this Agreement are true and complete and have not been amended or repealed. Except as set forth on Schedule 4.1, Company does not directly or indirectly have (or possess any options or other rights to acquire) any direct or indirect ownership interests in any Person. Company does not carry on any activities or hold any property in any jurisdiction other than as listed on Schedule 4.1 and, except as indicated on Schedule 4.1, is qualified to do business in each jurisdiction which would require Company to qualify as a foreign corporation in such jurisdiction and in which the failure to so qualify would result in statutory fines or penalties, or other adverse consequences, in an amount that would reasonably be expected to have a Material Adverse Effect on Company.

        Section 4.2 Capital Stock. The authorized capital stock of Company consists of 112,222 shares consisting of 110,000 shares of voting common stock, par value $.10 per share (the "Voting Common Stock"), and 2,222 shares of nonvoting common stock, par value $.10 per share (the "Nonvoting Common Stock"). There are 20,000 shares of Voting Common Stock issued and outstanding, all of which are owned by the Shareholders. As of the date hereof, there are 1,621.5 shares of Nonvoting Common Stock issued and outstanding, which shares are owned beneficially and of record by the Persons listed on Schedule 4.2 (the "Employee Shareholders"). Company has no outstanding subscriptions, options, warrants, calls, Commitments, convertible securities or other instruments, of any character or nature whatsoever, under which Company is or may be obligated to issue shares or other securities of any kind. Schedule 4.2 sets forth all securities of Company held by the Shareholders and the Employee Shareholders. Each Shareholder owns and holds of record and beneficially those securities listed in Schedule 4.2 as being owned by them, free and clear of all Liens, claims and options of any nature, and those securities constitute all of the securities of Company owned beneficially by such Shareholders. Except as set forth in the preceding sentence, the outstanding capital stock of Company is held of record by the Persons identified in Schedule 4.2 in the amounts indicated therein, and, to Company's Knowledge, are held free and clear of all Liens, claims and options of any nature. Except as set forth on Schedule 4.2,
(a) there are no pre-emptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of Company's capital stock, and (b) there are no rights, obligations or restrictions on the voting of any of Company's capital stock or the registration of such stock for offering to the public.

        Section 4.3 Corporate Acts and Proceedings. All acts and proceedings on the part of the Shareholders and Company required for the authorization, execution and delivery of this Agreement, the Merger, and the performance of the transactions contemplated by this Agreement have been taken, except as otherwise set forth on Schedule 4.3 and, to the extent any acts or proceedings are identified on Schedule 4.3, the same shall have been taken on or before the Effective Date.

        Section 4.4 Compliance with Laws and Other Instruments.

        (a) The business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable foreign and domestic federal, state and local statutes, laws, ordinances, rules and regulations ("Laws").

        (b) Company is not in violation of, or in default under, nor has any event or omission occurred which with notice or the lapse of time or both would constitute a violation or default of, any term or provision of its charter documents. Company is not in material violation of, or in material default under, nor has any event or omission occurred which with notice or the lapse of time or both would constitute a material violation or default on the part of Company of, any term or provision of any Commitment to which Company is a party or by which any of Company's properties, assets or rights is bound or affected, other than as disclosed on Schedule 4.4. The execution, delivery and performance by the Shareholders and Company of this Agreement and the other documents and agreements contemplated hereby: (i) will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, which is not set forth in Schedule 4.4; (ii) will not cause any Shareholder or Company to violate or contravene (A) any provision of applicable Law, or (B) any judicial order, writ, judgment, injunction, decree, determination or award applicable to any Shareholder or Company or any of their properties or assets; (iii) will not violate or be in conflict with, result in a breach of, or constitute (with or without notice or the lapse of time or both) a default under any Commitment to which any Shareholder or Company is a party or by which any Shareholder or Company or any of their properties, assets or rights is bound or affected; and (iv) will not result in the creation or imposition of any Lien on Company, or any of Company's properties, assets or rights, other than, in the case of subparagraphs (i), (ii), (iii) and (iv) herein, any such items that would not individually or in the aggregate, (x) be reasonably likely to have a Material Adverse Effect on Company or (y) prevent or materially impair the ability of Company to consummate the transactions contemplated by this Agreement. Company is not subject to any restriction of any kind or character which materially and adversely affects in any way its business, properties, assets or prospects and none of the Shareholders and Company is subject to any restriction of any kind or character which prohibits any Shareholder or Company from entering into this Agreement or would prevent the performance of or compliance with all or any part of this Agreement by any Shareholder or Company or the consummation of the transactions contemplated hereby.

        Section 4.5 Binding Obligation. This Agreement is enforceable against the Shareholders and Company in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        Section 4.6 Financial Statements. Attached hereto as Schedules 4.6(a) and (b), respectively, are the Company's (a) audited balance sheet and statement of income, as of and for the fiscal year ended December 31, 2001 (the "Year-End Financial Statements"); and (b) an unaudited balance sheet and statement of income (the "Most Recent Financial Statements"), as of and for the nine-month period ended September 30, 2002 (the "Most Recent Balance Sheet Date"). Such financial statements (i) are complete and accurate in all material respects as of their respective dates and have been derived from the books and records of the Company, (ii) in the case of the Year-End Financial Statements, present fairly in all material respects, on a cash basis, consistently applied, the financial condition of the Company as of the balance sheet date and the results of its operations for the period specified therein and, (iii) in the case of the Most Recent Financial Statements, present fairly in all material respects the financial condition and results of operations of the Company as of the Most Recent Balance Sheet Date and nine-month period then ended in accordance with GAAP, subject to the adjustments and exceptions set forth on Schedule 2.5.

        All accounts receivable reflected in the Most Recent Financial Statements are good and collectible in the ordinary course (net of applicable reserves or allowances in the Most Recent Financial Statements) or, if not, have been written down.

        At the Closing, the Preliminary Closing Date Balance Sheet shall represent the Shareholders' good faith attempt to (i) be complete and accurate in all material respects, (ii) have been derived from the books and records of the Company, (iii) have been prepared in accordance with GAAP, subject to the adjustments and exceptions set forth on Schedule 2.5, applied consistently with the September 30, 2002 balance sheet contained in the Most Recent Financial Statements, and (iv) present fairly the financial condition of the Company as of the date in accordance with GAAP, subject to the adjustments and exceptions set forth on Schedule 2.5, consistently applied.

        Section 4.7 Books and Records. The books and records of Company, including financial records and books of account, are correct, complete and current in all material respects and have been maintained in accordance with reasonable and sound business practices. Such books and records reflect in all material respects the income, expenses, assets and liabilities of Company, and Company maintains internal accounting controls which provide reasonable assurance that: (a) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets; (b) the recorded accountability of all assets is compared with existing assets at reasonable intervals; and (c) all related party transactions, charges and expenses between Company and Shareholders or any Affiliate of Shareholders are accurately reflected at arm's-length value in all financial statements.

        Section 4.8 Absence of Undisclosed Liabilities. Company has no Debts or liabilities of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, except (a) as set forth in Schedule 4.6, (b) as and to the extent reflected as a liability in the Financial Statements for period ended December 31, 2001, and (c) liabilities that were incurred after December 31, 2001, in the ordinary course of business (consistent in amount and kind with past practice) and which would not reasonably be expected in the aggregate to have a Material Adverse Effect and, in the case of liabilities incurred on or prior to September 30, 2002, do not materially exceed in the aggregate the amount set forth in the Financial Statements for the nine-month period ended September 30, 2002.

        Section 4.9 Material Agreements of the Company. Schedule 4.9 contains a true and complete list of (a) all loan agreements, promissory notes, capital leases or other financing documents entered into or issued by Company, (b) all other Commitments to which Company is a party or by which Company or any of its properties, assets or rights is otherwise bound or affected, involving an obligation for payment by Company or payment to Company of an amount in excess of $50,000 or providing for a term in excess of one year (unless cancelable by Company without penalty on the part of Company on not more than 60 days' notice), (c) all Commitments between Company and any of its officers, directors, shareholders or Affiliates, and (d) all of the Shareholders/Company Contracts. All Commitments of Company and all Shareholders/Company Contracts are legally binding and valid and in full force and effect, and, except as set forth on
Schedule 4.9, neither Company nor any Shareholder is in material default nor has any event or omission occurred which with notice or lapse of time or both would constitute a material default on the part of Company or any Shareholder under any of such Commitments or Shareholders/Company Contracts. To the Shareholders' and Company's Knowledge, no third party under a Company's Commitment or Shareholders/Company Contract is in default thereunder and no event or omission has occurred which with notice or lapse of time or both would constitute a default on the part of a third party thereunder.

        Section 4.10 Tax Returns. All required material Tax Returns of Company have been accurately prepared and duly and timely filed in all material respects, and all material Taxes required to be paid with respect to the periods covered by such Tax Returns have been paid, except as set forth on Schedule
4.10. Except as set forth on Schedule 4.10, (a) all Taxes which Company is required to withhold or collect have been withheld and collected and have been or will be paid over to the proper governmental authorities, (b) no governmental authority is now asserting or, to the Shareholders' and Company's Knowledge, threatening to assert any deficiency or claim for additional Taxes, (c) except as disclosed on Schedule 4.10, there has not been any audit of any Tax Return filed by Company (or, if applicable, of any consolidated Tax Return filed by any Shareholder which includes Company's business or operations therein), (d) except as set forth on Schedule 4.10, no such audit is in progress, and none of the Shareholders and Company has been notified in writing by any Tax authority that any such audit is contemplated or pending, (e) Company has no liability for Taxes (accrued, contingent or otherwise), known or unknown, liquidated or otherwise, as required to be provided for in accordance with GAAP, except as presented in the financial statements of Company attached hereto as Schedule
4.10 or incurred in the ordinary course of business between October 1, 2002 and the Effective Date (other than any taxes incurred in connection with a "deemed sale" under the Code), (f) Company has no liability for Taxes of any third party, whether by agreement, operation of law or otherwise, and (g) Company has made a valid S election under Section 1361 of the Code. With respect to the Company, such election was made and effective on July 1, 1998. The Company has also made all such elections required under any analogous provisions of state or local law. The Company will continue to be a valid S corporation through the day immediately preceding the Closing Date. Schedule 4.10 identifies each subsidiary of the Company that is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code, and each such subsidiary has been a qualified subchapter S subsidiary at all times since the date shown on Schedule
4.10 up to and including the Closing Date. Neither Company nor any qualified subchapter S subsidiary of Company has, in the past 10 years, (x) acquired assets from another corporation in a transaction in which Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (y) acquired the stock of any corporation which is a qualified subchapter S subsidiary. "Taxes" means (i) any and all taxes whatsoever, including, without limitation, income, gross receipts, profits, sales, use, stamp, registration, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above. "Tax Returns" means returns, reports and forms, and any schedules relating thereto, required to be filed with any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

        Section 4.11 Intellectual Property.

        (a) Schedule 4.11(a) contains a true and complete list of all Intellectual Property material for use in connection with the business of Company, including, without limitation, applications, filings and registrations with or in any court, arbitral tribunal, administrative agency or other governmental instrumentality (whether foreign, federal, state or local) having jurisdiction over such subject matter. All such applications, filings and registrations have been duly filed, and those registrations which have issued are validly existing and in full force and effect and all required maintenance and annuity fees have been paid in full. With respect to all U.S. registered service and trademarks, Section 8 and 15 declarations, where applicable, have been timely filed and accepted. No service or trademarks listed on Schedule 4.11(a) have been abandoned.

        (b) Except as specifically set forth on Schedule 4.11(b), Company has good and marketable title to or a valid license to use all Intellectual Property and Technology, free and clear of all Liens and without payment of any royalties, license fees or other amounts.

        (c) Except as specifically set forth on Schedule 4.11(c), (i) there are no Commitments by which Company may be bound from or with third parties under which Company uses, has the right to use or exercises any rights with respect to any Intellectual Property or Technology and (ii) there are no judicial orders, decrees, judgments or stipulations restricting Company's use or right to use any Intellectual Property or Technology.

        (d) Except as set forth on Schedule 4.11(d), Company has not received (and the Shareholders and Company have no Knowledge of any notice, claim or allegation from any other party challenging the right of Company to use, possess, transfer, convey or otherwise dispose of any Intellectual Property or Technology. To Company's Knowledge, Company's use of Intellectual Property and Technology, past and present, has not and does not violate or infringe upon the rights of any other party or constitute a breach of any Commitment by which the Company may be bound or constitute a violation of any applicable Laws. Without limiting the generality of the foregoing, Company has not used, transferred, conveyed or otherwise disposed of any information gathered from visitors and users of Company's website in such a manner that would be a violation of any terms or other use conditions posted on Company's website.

        (e) Except as set forth on Schedule 4.11(e), (i) no material licenses or other rights have been granted and Company has no obligation to grant licenses with respect to any Intellectual Property or

Technology and (ii) no claims have been made by or against Company of any violation or infringement by others of any rights with respect to any Intellectual Property or Technology. Neither Shareholders nor Company has Knowledge of any claim (for violation or infringement by others of any Intellectual Property or Technology) which Company may have the right or a reasonable basis to make or assert.

        (f) Except as set forth on Schedule 4.11(f), the Intellectual Property and Technology include all rights and interests necessary to conduct the business of Company as it is currently conducted, and such rights will not be adversely affected by the Shareholders' and Company's execution and delivery of this Agreement or consummation of the transactions contemplated by this Agreement.

        (g) All statements and representations made by Company in any pending Intellectual Property applications, filings and registrations were true in all material respects as of the time they were made.

        (h) All documentation, specifications, designs and other informational materials which describe the operation, functions and technical characteristics applicable to the Intellectual Property and Technology are true and complete in all material respects and accurately reflect the Intellectual Property and Technology to which same relates.

        (i) Company has taken all actions reasonably necessary to ensure that
(i) there are no protections, encryption, security or lock-out devices, whether triggered by the passage of time, or the use or operation of the Intellectual Property and Technology, remotely or otherwise, which might in any way interrupt, discontinue or otherwise adversely affect the Intellectual Property and Technology or Company's use thereof; and (ii) there are no so-called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials which could improperly, wrongfully and/or without the authorization of Company, interfere with the operation or use of the Intellectual Property and Technology.

        (j) Except as set forth on Schedule 4.11(j), (i) all authorship in the computer software, documentation, software design, and technical and functional specifications created by Company and used in products or services created by Company (excluding software owned by others that is part of hardware purchased by Company for use in its products or services) or which is otherwise licensed to Company is original and (ii) all computer software and related documentation manuals contained or used in products of (including, without limitation, documentation and product and user manuals) or services provided by Company are owned by or licensed to Company and such licenses provide Company with the right to sublicense or otherwise authorize use of the licensed subject matter to Company's customers and authorized third party users.

        (k) Except as set forth on Schedule 4.11(k), (i) all computer software created by employees of Company within the scope of their employment by Company and used in Company's products or services and all original copyrightable authorship therein is owned by Company; (ii) all rights in all inventions and discoveries made, written, developed or conceived by current or former employees, independent contractors or consultants of Company during the course of their employment (or other retention) by Company and material to the business of Company or made, written, developed or conceived with the use or assistance of Company's facilities or resources and which are the subject of one or more patents or applications for patents have been assigned in writing to Company;
(iii) the policy of Company requires each employee of Company to sign documents confirming that he or she assigns to Company all Intellectual Property and Technology rights made, written, developed or conceived by him or her during the course of his or her employment (or other retention) by Company and relating to the business of Company or made, written, developed or conceived with the use or assistance of Company's facilities or resources to the extent that ownership of any such Intellectual Property or Technology rights does not vest in Company by operation of law, and to the extent that any employee of Company has not executed such documents, Company will require such employee to execute such documents at or before the Effective Date; and (iv) all the Intellectual Property and Technology rights made, written, developed or conceived by each employee, independent contractor or consultant of Company during the course of his or her employment (or other retention) by Company and material to the business of Company have been assigned or licensed to Company.

        (l) Except as set forth on Schedule 4.11(l), the Company has taken all reasonable and practicable steps to protect and preserve the confidentiality of all Intellectual Property and Technology not subject to a copyright or patent (the "Confidential IP Information"). All use by Company of the Confidential IP Information not owned by Company has been and is pursuant to the terms of a written agreement between Company and the owner of such Confidential IP Information, or is otherwise lawful.

        (m) "Intellectual Property" shall mean all intellectual property rights, common law, statutory or otherwise, domestic and foreign, including, without limitation, patents (including all reissues, divisions, continuations and extensions), service marks, trademarks, trade names, brand, product and service names, and all logos and distinctive identifications of Company, its products and services, copyrights and mask works as well as all applications for any and all of the foregoing, licenses and other contractual rights and other such property and intangible rights owned, used or held for use by Company, together with the goodwill of the business of Company in connection with all of the foregoing. "Technology" means all confidentially and proprietary formulae, algorithms, processes, methods, procedures, designs, ideas, strategic and other business plans, research records, inventions and all records of the foregoing, test, engineering and technical data, know-how, proprietary information and methodologies, trade secrets, technology, communications and associated peripheral devices and resources, computer software, programs and code, both object and source, in whatever form and media, all databases, specifications and other information processing tangible and intangible items, owned, used or held for use by Company with respect to the business of Company.

        Section 4.12 Insurance Coverage. There is in full force and effect one or more policies of insurance, issued by insurers of recognized responsibility, insuring Company and its properties and business against such losses and risks, and in such amounts, as are customarily maintained by other companies operating similar businesses, which policies of insurance include, but are not limited to, errors and omissions insurance and public liability insurance. Such policies of insurance are set forth on Schedule 4.12 hereto and shall remain in full force and effect through the Closing. Company has not received (a) any refusal of coverage or any notice that a defense shall be afforded with reservation of rights or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or shall not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

        Section 4.13 Litigation. Except as disclosed on Schedule 4.13, there are no legal actions, suits, arbitrations or other legal, administrative or other governmental proceedings or to the Shareholders' and Company's Knowledge, a governmental investigation (whether federal, state, local or foreign) pending or, to the Shareholders' and Company's Knowledge, threatened against or affecting Company, or Company's properties, assets or business. Except as disclosed on Schedule 4.13, neither the Shareholders nor Company has Knowledge of any facts which might reasonably be expected to result in or form the basis for any such action, suit or other proceeding. Except as disclosed on Schedule 4.13, Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

        Section 4.14 Licenses. Except as disclosed on Schedule 4.14, Company possesses all governmental authorizations, licenses, franchises and permits (whether state, local or federal), as are necessary for Company to engage in the business and operations currently conducted by Company. None of the Shareholders and Company has Knowledge of any act which could be a material violation of any such authorization, license, franchise or permit, or could cause any agency, commission, board or governmental authority to limit, revoke, or fail to renew any such authorization, license, franchise or permit.

        Section 4.15 Brokers and Finders. Except for Baron Advisors, LLC, and for accountants and attorneys acting as such (and not as brokers, finders or in other like capacity), all negotiations on behalf of the Shareholders and Company relating to this Agreement and the transactions contemplated herein have been conducted without the assistance or involvement of any broker, finder, investment banker or third party representing the Shareholders or Company. The amount of any fee or commission payable to Baron Advisors, LLC is set forth on
Schedule 4.15 and is the sole responsibility of and payable by the Shareholders and not the Company. Neither Company, nor any officer, director or agent of Company, has engaged or authorized any broker, finder, investment banker or other third party whose fees Company will pay, to act on behalf of Company, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated herein, or has consented to or acquiesced in anyone so acting, and Company has no Knowledge of any claim for compensation from any such broker or finder for so acting or of any basis for such a claim.

        Section 4.16 No Adverse Change. Except as disclosed on Schedule 4.16, since the Most Recent Balance Sheet Date, there has been no change which (either by itself or in conjunction with all such other changes, events and conditions) has had a Material Adverse Effect on Company. Since the Most Recent Balance Sheet Date, none of the following events has occurred, other than those expressly contemplated by this Agreement or disclosed on Schedule 4.16: (a) incurrence of any Debts or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, other than in the ordinary course of business consistent with past practice and as permitted by Section 6.1(c); (b) discharge of or satisfaction of any Liens, other than in the ordinary course of business and in accordance with terms of Company's Commitments; (c) mortgage, pledge or subjection to Lien of any assets, tangible or intangible; (d) sale, transfer or lease of any assets; (e) purchase of material assets other than in the ordinary course of business consistent with past practice; (f) cancellation or compromise of any material Debt or claim; (g) sufferance of any material physical damage, obstruction or loss (whether or not covered by insurance); (h) entry into any transaction, other than in the ordinary course of business consistent with past practice (except for this Agreement); (i) encountering of any labor difficulties or labor union organizing activities; (j) issuance or sale of any shares of capital stock or other securities or any grant of any options with respect thereto; (k) declaration or payment of any dividends, or any repurchase or redemption of, or distributions with respect to, its outstanding capital stock; (l) increases in compensation, benefits or bonuses of any of its employees, other than in the ordinary course of business consistent with past practice or in accordance with Commitments listed on Schedule 4.21;
(m) entry into, termination of (except by reason of the occurrence of a contractually specified expiration date) or receipt of a notice of termination of or cancellation or waiver of any (i) Commitment or transaction involving a total commitment by or to the Company of an obligation with an aggregate financial value of in excess of $50,000; or (ii) except in the ordinary course of business, claims or rights with a value to the Company with an aggregate financial value in excess of $50,000; or (n) a decision of Company to do any of the foregoing.

        Section 4.17 Title to and Condition of Properties. Except as indicated on Schedule 4.17, the Company has good and valid title to, or a valid leasehold interest in, all of its assets and properties, subject to no Liens, whether by mortgage, pledge, lien, conditional sale agreement, encumbrance, charge or otherwise except for assets and properties disposed of in the ordinary course of business consistent with past practices. All of the Company's equipment and other tangible assets and properties are in good operating condition, repair, ordinary or normal wear and tear excepted, and have been maintained in all material respects with normal industry practice. Each lease agreement with respect to real property leased by the Company is identified in Schedule 4.17. The Company has good and valid title to the leasehold estate under each such lease to which it is a party, free and clear of all of Liens. The Company enjoys peaceful and undisturbed possession under each such lease of such leased real property. The inventory of the Company is usable and salable in the ordinary course.

        Section 4.18 Transaction with Affiliates. Company is not a party to or obligated under any contract or agreement with an Affiliate except as disclosed on Schedule 4.9. Schedule 4.9 includes all Shareholders/Company Contracts that are outstanding.

        Section 4.19 Certain Payments. Company (a) has not used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (b) has not made at any time since its inception any false or fictitious entries on its books and records, (c) has not made or accepted any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using Company corporate funds or otherwise, or (d) made any material favor or gift that is not deductible for federal income tax purposes.

        Section 4.20 Environmental Matters.

        (a) Neither Company nor, to the Shareholders' and Company's Knowledge, any other Person has ever caused any Hazardous Material to be spilled, placed, held, located or disposed of on, under, or about, any of the premises now or previously owned or occupied by Company (the "Premises"), or from any Premises into the atmosphere, any body of water, any wetlands, or on any other real property nor, to the Shareholders' and Company's Knowledge, does any Hazardous Material exist on, under or about any Premises. The Premises have never been used (whether by Company or, to the Knowledge of the Shareholders and Company, by any other Person) as a treatment, storage or disposal (whether permanent or temporary) site for any Hazardous Material. The Shareholders and Company have no Knowledge of any notice of violation, Lien or other notice issued by any governmental authority (whether federal, state or local) with respect to the environmental condition of any Premises.

        (b) To the Shareholders' and Company's Knowledge, Company is not in violation of any applicable Law relating to the environment or occupational health and safety. To the Shareholders' and Company's Knowledge, no material expenditures are or will be required in order to comply with any such Law.

        (c) "Hazardous Material" means any substance or material defined or designated as a hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any United States federal, state or local environmental statute, regulation or ordinance.

        Section 4.21 Employee Benefit Programs.

        (a) Schedule 4.21(a) lists each Employee Benefit Plan that Company maintains or to which Company contributes, and which it has maintained or to which Company has contributed in the last three years. "Employee Benefit Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA, and includes all "Employee Welfare Benefit Plans" as defined in ERISA Section 3(1) and all "Employee Pension Benefit Plans" as defined in ERISA Section 3(2).

            (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) substantially complies in form and in operation with the applicable requirements of ERISA, the Code, and other applicable Laws.

            (ii) Subject to Section 4.21(a)(i), all required reports and descriptions (including Form 5500 annual reports, summary annual reports and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code
        Section 4980B ("COBRA"), and/or applicable state Laws providing for health care continuation coverage, have been satisfied with respect to each Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) subject to such requirements.

            (iii) Subject to Section 4.21(a)(i), all contributions (including all employer contributions, employee salary reduction contributions, and COBRA payments timely and properly made to the Company) which are due have been timely paid to each such Employee Benefit Plan. All contributions and payments for any period ending on or before the Effective Date which are not yet due have been paid to each such Employee Benefit Plan or accrued on the books of Company in accordance with GAAP and applicable regulations of the U.S. Department of Labor. All premiums or other payments for all periods ending on or before the Effective Date have been paid with respect to each Employee Welfare Benefit Plan.

            (iv) Subject to Section 4.21(a)(i), each Employee Pension Benefit Plan (as defined in ERISA Section 3(2)) which meets the requirements of a "qualified plan" under Code Section 401(a) and is, or could be, the subject of a favorable determination letter issued by the Internal Revenue Service, has received such favorable determination, or an application for such determination has been filed or may be filed within the applicable remedial amendment period.

            (v) No Employee Pension Benefit Plan is subject to the requirements of Title IV of ERISA.

        (b) Company has delivered to Parent correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letters received from the Internal Revenue Service, the most recent three years of Form 5500 Annual Report, all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan listed on Schedule 4.21(a), and any and all material correspondence or rulings from the U.S. Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation, and any state agency pertaining to any of Company's Employee Benefit Plans.

        (c) To Company's Knowledge, with respect to each Employee Benefit Plan that Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute, there have been no Prohibited Transactions (as defined in ERISA Section 406 and Code Section 4975) with respect to any such Employee Benefit Plan. To the knowledge of the Company, neither Company nor any fiduciary of any such Employee Benefit Plan has, or may have, any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the sponsorship, management, administration, or investment of the assets, of any such Employee Benefit Plan. To the knowledge of the Company, no action, suit, proceeding, hearing, or investigation with respect to the sponsorship, management, administration, or the investment of the assets, of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of Company and the Shareholders has any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

        (d) Except as may be provided under the Employee Benefit Plans listed on
Schedule 4.21(a), Company does not maintain and never has maintained or contributed to, and never has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with the COBRA provisions of Code Section 4980B and applicable state Laws).

        (e) Except as listed on Schedule 4.21(e), Company does not maintain any non-qualified plans of deferred compensation (including without limitation "top hat" or "excess benefit plans"), severance pay plans, split dollar life insurance agreements, salary continuation agreements, stock option or warrant plans, phantom stock plans, stock appreciation rights plans, or any other form of equity based compensation plan.

        Section 4.22 Product and Services Claims. Except as set forth on
Schedule 4.22 to this Agreement, there are no pending or, to the Shareholders' and Company's Knowledge, threatened material product or service claims with respect to any products manufactured or services provided by Company prior to the date hereof nor, to the Shareholders' and Company's Knowledge, are there any facts existing on the date hereof upon which a claim of such nature should reasonably be anticipated to be based. Except as set forth on Schedule 4.22, no claims have been made against Company for renegotiation or price redetermination of any business transaction resulting from or relating to defective products or services and, to the Shareholders' and Company's Knowledge, there are no facts existing on the date hereof upon which any such claim should reasonably be anticipated to be based. Set forth in Schedule 4.22 is a list of all product warranty, service and return claims (whether written or oral) incurred by Company in the last 12 months.

        Section 4.23 Employees; Labor Matters. Company has no employment or consulting agreements, compensation, bonus or deferred compensation agreement, stock or cash option plans, restricted stock plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, incentive or profit sharing plans or arrangements of any kind except as set forth on Schedule 4.23. As of the date of this Agreement, Company employed a total of 61 full-time employees and 5 part-time employees and Company generally enjoys good employer-employee relationships. Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth on Schedule 4.23. Company is not a party to any agreement or arrangement which would give rise to a compensation obligation under Section 162(m) or 280G of the Code and which is not deductible pursuant to relevant Tax Laws. All of Company's programs and/or arrangements in connection with the payment of commissions are described on Schedule 4.23. Except as set forth on
Schedule 4.23, Company has not received notice of any charges of employment discrimination, wrongful termination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to Company's and the Shareholders' Knowledge, threatened against or involving Company. Company is not a party to a collective bargaining agreement or required to comply with a collective bargaining agreement. Company has not received any notice indicating that any of its employment policies or practices is currently being audited or investigated by any governmental authority (whether state or federal). To the Shareholders' and Company's Knowledge, Company is, and has at all times been, in compliance with the requirements of the Immigration Reform Control Act of 1986.
Schedule 4.23 sets forth a complete list of each officer, employee, salesperson and consultant who received total remuneration from Company in excess of $50,000 for the calendar year ended December 31, 2001, or is scheduled to receive total remuneration from Company in excess of $50,000 for the calendar year ending December 31, 2002.

        Section 4.24 Customers and Suppliers. Except as set forth on Schedule 4.24, during the past twelve months, no customer or vendor has canceled, materially modified, or otherwise terminated its relationship with Company, or materially decreased its services, supplies, underwriting or materials to Company or its usage or purchase of the services or products of Company, nor to the Shareholders' and Company's Knowledge, has any customer or vendor expressed any plan or intention to do any of the foregoing, except for such cancellation and modification by customers which are in the ordinary course of business, and standard, for Company's industry.

        Section 4.25 Corporate Records; Copies of Documents. The corporate record books of Company accurately record all corporate action taken by Company's Board of Directors, and committees of Company's Board of Directors, which are required to be recorded by applicable Law. The copies of the corporate records of Company, as made available to Parent for review, are true and complete copies of the originals of such documents. Company has made available for inspection by Parent true and correct copies of all documents referred to in this Section 4.25 or in the Schedules attached to this Agreement.

        Section 4.26 Bank Accounts and Powers of Attorney. Set forth in Schedule
4.26 is an accurate and complete list showing: (a) the name of each bank or other financial institution in which Company has an account, credit line, lockbox or safe deposit box, the relevant account or other identifying number thereof, and the names of all Persons authorized to draw thereon or who have access thereto; and (b) the names of all Persons, if any, holding powers of attorney from Company and a summary statement of the terms thereof.

        Section 4.27 Investment Representations.

        (a) Reliance Upon Shareholders' Representations. The Shareholders understand that the FNIS Common Stock is not registered under the Securities Act on the ground that the issuance of the FNIS Common Stock provided for in this Agreement is exempt from registration under the Securities Act pursuant to Regulation D promulgated under Section 4(2) thereof, and that Parent's reliance on such exemption is predicated on the Shareholders' representations set forth in this Section 4.27.

        (b) Purchase Entirely for Own Account. Each Shareholder is acquiring the FNIS Common Stock for investment for such Shareholder's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and such Shareholder has no present intention of distributing the same.

        (c) Receipt of Information. Each Shareholder has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the FNIS Common Stock and the business, properties, prospects, and financial condition of Parent and to obtain additional information (to the extent Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished such Shareholder or to which such Shareholder had access. In connection with the foregoing, each Shareholder has received and reviewed the Parent SEC Reports.

        (d) Investment Experience. Each Shareholder represents that such Shareholder is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development, can bear the economic risk of Shareholder's investment, and has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the investment in FNIS Common Stock.

        (e) Accredited Investor. Each Shareholder represents to Parent that Shareholder is an Accredited Investor as defined in Rule 501(a) promulgated under the Securities Act.

        (f) Restricted Securities. Each Shareholder understands that the FNIS Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the FNIS Common Stock or an available exemption from registration under the Securities Act, the FNIS Common Stock must be held indefinitely. In particular, each Shareholder is aware that FNIS Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.

        Section 4.28 Representations Complete. None of the representations or warranties made by Company or the Shareholders in this Agreement (including the Exhibits and the Schedules hereto), nor any statement made in any Schedule or Exhibit furnished or to be furnished by or on behalf of either Company or any Shareholder pursuant hereto or thereto or in connection with the transactions contemplated hereby, contained, contains or will contain on the date delivered any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which made, not misleading.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally represent and warrant to each of the Shareholders as follows:

        Section 5.1 Organization, Standing, etc. Each of Merger Sub and the Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to enter into this Agreement and to carry out the provisions hereof. Each of Parent and Merger Sub is qualified to do business in each jurisdiction which would require such entity to qualify as a foreign corporation in such jurisdiction and which the failure to so qualify would result in statutory fines or penalties, or other adverse consequences in an amount that would have a Material Adverse Effect on such entity.

        Section 5.2 Corporate Acts and Proceedings. All corporate acts and proceedings required for the authorization, execution and delivery of this Agreement by Parent and Merger Sub and the performance of the transactions contemplated by this Agreement by Parent and Merger Sub have been taken, except as otherwise set forth on Schedule 5.2 and, to the extent any acts or proceedings are identified on Schedule 5.2, same shall have been taken on or before the Effective Date.

        Section 5.3 Compliance with Laws and Other Instruments. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other documents and agreements contemplated hereby: (a) will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, which has not been obtained or filed, except as set forth on Schedule 5.3; (b) will not cause Parent or Merger Sub to violate or contravene (i) any provision of applicable Law, (ii) any judicial order, writ, judgment, injunction, decree, determination or award applicable to Parent or Merger Sub, or their properties or assets, or (iii) any provision of the respective Certificate of Incorporation or By-laws of Parent or Merger Sub; (c) will not violate or be in conflict with, result in a breach of, or constitute (with or without notice or the lapse of time or both) a default under any Commitment to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties, assets or rights is bound or affected; and (d) will not result in the creation or imposition of any Lien on Parent or Merger Sub or any of their properties, assets or rights.

        Section 5.4 Binding Obligation. This Agreement is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        Section 5.5 Brokers and Finders. Except for Bear, Stearns & Co., Inc., and for accountants and attorneys acting as such (and not as brokers, finders or in other like capacity), all negotiations on behalf of Parent and Merger Sub relating to this Agreement and the transactions contemplated herein have been conducted without the assistance or involvement of any broker, finder, investment banker or third party representing Parent or Merger Sub. Parent shall be responsible for all compensation payable to Bear Stearns & Co.

        Section 5.6 Required Vote; Board Approval.

        (a) No vote of the holders of any class or series of capital stock of Parent is required by Law to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby.

        (b) Parent's Board of Directors has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders, and (b) approved this Agreement and the transactions contemplated hereby.

        Section 5.7 Capitalization of Parent.

        (a) The authorized capital stock of Parent consists of 200,000,000 shares of FNIS Common Stock ("Parent Common Shares"), and 2,000,000 shares of preferred stock, $0.001 par value per share. As of September 30, 2002, there were outstanding (i) 38,431,802 Parent Common Shares, (ii) no shares of Parent preferred stock, (iii) stock options purchase an aggregate of 3,446,583 Parent Common Shares (of which options to purchase and aggregate of 2,102,861 Parent Common Shares were vested and immediately exercisable) under the Fidelity National Information Solutions, Inc. 2001 Stock Incentive Plan, and (iv) stock options to purchase an aggregate of 889,163 Parent Common Shares (of which options to purchase and aggregate of 476,281 Parent Common Shares were vested and immediately exercisable) pursuant to the Micro General Corporation Stock Option Plan. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

        (b) As of the date hereof, except (i) as set forth in this Section 5.7 or as disclosed in Schedule 5.7, and (ii) for changes since September 30, 2002 resulting from the grant of stock options under Parent's stock incentive plans in the ordinary course of business and the exercise of stock options outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of Parent, (y) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, and (z) options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (x), (y) and (z) being referred to collectively as the "Parent Securities"). There are no outstanding obligations of Parent or any or its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

        (c) The FNIS Common Stock to be issued upon conversion of the Company Stock have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and nonassessable and free of any preemptive or other similar right.

        Section 5.8 Parent SEC Reports; Nasdaq Listing.

        (a) Parent has filed, and has made available to the Company, the Parent SEC Reports. Parent has filed all reports, schedules, registration statements, proxy statements and other documents required to be filed by it with the SEC. No subsidiary of Parent is required to file any form, report, schedule, registration statement or prospectus or other document with the SEC.

        (b) As of the respective dates they were filed, the Parent SEC Reports were prepared, and all forms, reports, schedules and documents filed with the SEC after the date of this Agreement and prior to the date of Closing will be prepared, in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be.

        (c) No Parent SEC Reports contained, nor will any forms, reports, schedules and documents filed after the date of this Agreement and prior to the date of Closing contain, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d) Except as set forth on Schedule 5.8, (i) the FNIS Common Stock is listed and traded on The Nasdaq National Market and Parent is in full compliance with all applicable listing and maintenance requirements of The Nasdaq National Market, and (ii) Parent has never received any notification of de-listing or any other proceedings or investigations by The Nasdaq National Market and there exists no reasonable basis for any such proceeding or investigation.

        Section 5.9 Financial Statements. Parent has delivered to Company true, correct and complete copies of the audited consolidated balance sheets of Parent as of December 31, 2000 and 2001 and the related consolidated audited three statements of operations, stockholders' equity, and cash flows for each of the three years ended December 31, 2001, together with all related notes thereto, made thereto since the date of delivery. Parent has also delivered to Company true, correct and complete copies of the unaudited condensed consolidated balance sheet of Parent as of June 30, 2002 and the related condensed consolidated statements of earnings, stockholders' equity and cash flows for the three months ended June 30, 2002 and 2001. The audited and unaudited financial statements of Parent are referred to collectively herein as the "FNIS Financial Statements." The FNIS Financial Statements, (i) present fairly and accurately the consolidated financial position of FNIS and its subsidiaries for the periods then ended and their consolidated results of operations, stockholders' equity, and cash flows for the periods then ended and (ii) were prepared in accordance with GAAP consistently applied.

        Section 5.10 No Undisclosed Liabilities. There are no liabilities of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case other than:

            (i) liabilities or obligations disclosed or provided for in the FNIS Financial Statements; or

            (ii) liabilities or obligations incurred in the ordinary course of business of FNIS arising after June 30, 2002.

        Section 5.11 Litigation. Except as disclosed in Schedule 5.11 or in the Parent SEC Reports, there is no action, suit, investigation, arbitration or proceeding pending, or to the knowledge of Parent threatened, against, Parent or any of its subsidiaries, or relating to the transactions contemplated by this Agreement or any of their respective assets or properties before any court, arbitrator or governmental entity that, individually or in the aggregate, would have Material Adverse Effect.

        Section 5.12 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement, require no action by or in respect of, or filing with, any governmental authority other than (a) the filing of the Certificate of Merger in accordance with the DCGL; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or "blue sky" laws; (e) compliance with any applicable Environmental Laws or state environmental property transfer laws; and (f) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (i) be reasonably likely to have a Material Adverse Effect on Parent or Merger Sub, or (ii) prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

        Section 5.13 Business Operations. Merger Sub has never had any business operations, debts, obligations, liabilities, commitments or Contracts, other than those provided for in this Agreement or incurred in connection with the transactions contemplated in this Agreement.

        Section 5.14 Representations Complete. None of the representations or warranties made by Parent or Merger Sub in this Agreement (including the Exhibits and the Schedules hereto), nor any statement made in any Schedule or Exhibit furnished or to be furnished by or on behalf of either Parent or Merger Sub pursuant hereto or thereto or in connection with the transactions contemplated hereby, contained, contains or will contain on the date delivered any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which made, not misleading.

                                   ARTICLE VI
                                    COVENANTS

        Section 6.1 Covenants of the Shareholders and Company.

        (a) Except as and to the extent required by applicable Law (in which case the nature of the announcement shall be described to Parent, and Parent shall be allowed reasonable time to comment prior to dissemination to the public), prior to the Closing, neither the Shareholders nor Company shall make any public comment, statement or communication nor shall the Shareholders nor Company make any announcement to any of its customers or vendors, with respect to, or otherwise disclose or permit the disclosure of the existence or terms of the discussions regarding, this Agreement or the transactions contemplated hereby or thereby without Parent's prior written consent.

        (b) From the date hereof through the Effective Date, except as otherwise expressly permitted by this Agreement or as otherwise consented to by Parent, Company shall (and the Shareholders shall cause Company to) carry on Company's business only in the ordinary course of business consistent with past practice, and in substantially the same manner as heretofore conducted, and shall take no action which would adversely affect its ability to consummate the transactions contemplated hereunder. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing, Company will use commercially reasonable efforts to (and the Shareholders shall use commercially reasonable efforts to cause Company to):

            (i) preserve intact its present corporate existence and business organizations, pay and discharge in the ordinary course of business all undisputed debts and liabilities and operate solely in the ordinary course of business in a manner consistent with the provisions of this Agreement and in compliance in all material respects with all applicable Laws, permits and licenses of Company and Commitments of Company (including those identified in the Schedules hereto);

            (ii) maintain its relationships and goodwill with customers, clients, suppliers, vendors, underwriters, employees, agents and others with whom it has business dealings;

            (iii) maintain its facilities, properties and assets in the same state of repair, order and condition as they were on the date hereof, normal wear and tear excepted;

            (iv) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the respective assets and businesses of Company in accordance with GAAP consistently applied, and maintain its books, accounts and records in the ordinary course of business consistent with past practice;

            (v) maintain in full force and effect all existing governmental licenses, franchises and permits and insurance policies;

            (vi) promptly advise Parent in writing of the threat or commencement against any of Company and the Shareholders of any suit, claim or action of which it has Knowledge and which could have a Material Adverse Effect on Company; and

            (vii) promptly advise Parent in writing of any event or the existence of any fact which makes untrue, or will make untrue as of the Closing, any representation or warranty of either Company or any Shareholder set forth in this Agreement or in any other Transaction Document; provided, however, that no disclosure by either Company or any Shareholder pursuant to this Section 6.1(b)(vii) shall be deemed to amend or supplement this Agreement, to limit or otherwise affect the remedies available to Parent and/or Merger Sub hereunder, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by any of Company and the Shareholders.

        (c) Without limiting the provisions of Section 6.1(b), from the date hereof through the Effective Date, except as otherwise expressly permitted by this Agreement or as otherwise consented to by Parent, Company shall not (and the Shareholders shall cause Company not to):

            (i) amend its charter or by-laws (or similar organizational documents);

            (ii) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities;

            (iii) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property or any combination thereof) in respect of, or purchase, redeem or otherwise acquire any of its securities, or modify any of the terms of any such securities except as set forth on Schedule 6.1(c)(iii);

            (iv) (A) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business consistent with past practice; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (C) make any loans, advances or capital contributions to, or investments in, any other Person;

            (v) make any capital expenditure or capital expenditure commitment, except for those (i) contemplated by the capital expenditure budgets for Company, or (ii) incurred in the ordinary course of business of Company;

            (vi) grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any of its employees or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any of its employees, except in the ordinary course of business or except as set forth on
        Schedule 6.1(c)(vi);

            (vii) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreement or arrangement (including any commitment to pay retirement or other benefits) with any of its officers, directors or employees, or any collective bargaining agreement or commitment;

            (viii) (A) enter into or terminate any lease of real estate; (B) create any Lien on any assets or properties of Company; (C) make any modifications of or changes in or terminate any existing Commitment other than as may be required to consummate the transactions contemplated hereby as required by law; or (D) enter into any material Commitment, except for Commitments for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice (except as expressly permitted by other provisions of this Section 6.1(c));

            (ix) make, give or grant any bid or proposal, (A) involving an amount in excess of $50,000 (or amend, supplement or terminate any existing bid or proposal); (B) involving a loss to Company; or (C) not in the ordinary course of business consistent with past practice;

            (x) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Commitment with respect to, any (A) plan of liquidation or dissolution; (B) merger or consolidation; (C) change in its capitalization; (D) sale, assignment, license, disposition or transfer of any asset having a fair market value of at least $5,000 individually or $10,000 in the aggregate; or (E) incurrence of any liabilities or obligations (including liabilities with respect to indebtedness, capital leases or guarantees thereof) other than in the ordinary course of business consistent with past practice and other than pursuant to Section 6.1(e);

            (xi) change any accounting methods, principles or practices followed by Company, or any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve, except as otherwise required by GAAP;

            (xii) change or revoke any election with respect to Taxes, change any Tax procedure or practice, or enter into any settlement or compromise of any dispute involving a Tax liability;

            (xiii) compromise, settle or otherwise modify any material claim, lawsuit or judicial proceeding, or repay or prepay any liability, obligation or indebtedness prior to its stated maturity other than (x) an insurance claim arising in the ordinary course of business, and (y) ordinary course repayment of indebtedness or payment of contractual obligations when due;

            (xiv) give or agree to give any discount of Company's products or services, unless such discount is for a customer who has enjoyed such discount in the past, such discount is consistent with discounts given to such customer in the past and such prior discounts and the identity of such customers have been disclosed in writing to Parent prior to the date hereof if such discount is material;

            (xv) take any action or omit to take any action that would cause any of the representations or warranties contained herein not to be true and correct in any material respect at any time between the date hereof and the Effective Date; or

            (xvi) commit or agree to do any of the foregoing.

        (d) From the date hereof through the Closing, Company and the Shareholders shall: (i) provide to Parent reasonable access at all reasonable times to the Shareholders/Company Contracts and Company's books and records, offices and other facilities and properties (including physical inspections of any of the current Premises); (ii) furnish Parent with all financial, operating and other documents, records, data, work papers and other information regarding the business, assets, Commitments, liabilities, personnel and properties of Company as Parent may from time to time reasonably request; and (iii) take all reasonable action necessary to enable Parent to make such inspections, reviews and audits thereof as Parent may reasonably request, and discuss the same with representatives of Company.

        (e) From the date hereof to the Effective Date, as promptly as practicable, Company and the Shareholders will use commercially reasonable efforts to (i) take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby on or before the Effective Date; (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Company or any Shareholder pursuant to applicable Law in connection with this Agreement, the sale and transfer of the Shares pursuant hereto and the consummation of the other transactions contemplated hereby; (iii) obtain, or cause to be obtained, all consents, approvals and authorizations (including any required under applicable Law or any Commitment) necessary or required to be obtained by Company or any Shareholder in order to consummate the transactions contemplated pursuant to this Agreement; and (iv) coordinate and cooperate with Parent in exchanging such information and supplying such assistance as may be reasonably requested by Parent in connection with any filings and other actions contemplated hereby.

        (f) Prior to the Effective Date, Company, with the reasonable cooperation of Parent, shall cause the transfer of, and the making of all applicable notifications with respect to, any authorizations, approvals and authorizations necessary from any governmental authority or agency, or any third-Person, including any customer contracts, authorizations, environmental permits, and similar instruments, that are required to be transferred or made in connection with the transactions contemplated hereby.

        (g) Following the Closing, the Shareholders shall, from time to time, use reasonable efforts to execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Parent, to confirm and assure the rights and obligations provided for in this Agreement and in the other Transaction Documents and render effective the consummation of the transactions contemplated hereby or thereby.

        (h) (i) In connection with the Merger and the other transactions contemplated hereby, each Shareholder listed on Schedule 6.1(h) will not, and will cause his, her or its respective Affiliates not to, for a period of one (1) year following the termination of their employment with the Surviving Corporation or, in the event such Shareholder is not employed by Surviving Corporation, the Closing, anywhere in the world directly or indirectly, design, create, market or sell products or provide services which are competitive to those products or services sold, provided, under development or otherwise contemplated by Company at the time of the Closing ("Competitive Products and Services"). Without limiting the generality of the foregoing, no Shareholder, directly or indirectly, will be a director, officer or employee of, or consultant to, or own any interest in any Person whose principal line or lines of business are designing, creating, marketing, or selling Competitive Products or Services. The provisions of this

Section 6.1(h)(i) shall not be construed to prohibit the ownership by the Shareholders of FNIS Common Stock, or the rendering of services by any Shareholder to Parent or any of Parent's Affiliates, or the ownership by any Shareholder or such Shareholder's Affiliates of an aggregate interest of less than 5% of any publicly traded company that designs, creates, manufactures, sells or provides any Competitive Products and Services.

            (ii) In connection with the transactions contemplated hereby, the Shareholders agree that the Shareholders will not, and will cause their Affiliates not to, for a period of 1 year following the termination of their employment with the Surviving Corporation or, in the event such Shareholder is not employed by Surviving Corporation, the Closing, directly or indirectly induce or solicit, or aid or assist any Person to induce or solicit, any employees or officers of the Surviving Corporation, Parent or any of their respective Affiliates, to terminate, curtail or otherwise limit his or her employment by or business relationship with the Surviving Corporation, Parent or any of their respective Affiliates.

            (iii) The parties hereto agree that the provisions of this Section 6.1(h) are reasonable. If a court determines, however, that any provision of this Section 6.1(h) is unreasonable, either in period of time, geographical area or otherwise, then the parties hereto agree that the provisions of this Section 6.1(h) should be interpreted and enforced to the maximum extent which such court deems reasonable.

            (iv) The Shareholders acknowledge that the injury that would be suffered by Parent and the Surviving Corporation as a result of a breach of the provisions of Sections 6.1(h)(i) and (ii) of this Agreement would be irreparable and that an award of monetary damages alone to the Surviving Corporation or Parent for such a breach would be an inadequate remedy. Notwithstanding the provisions of this Agreement to the contrary, the Parent and the Surviving Corporation shall have the right, in addition to any other rights they may have, to petition any court of competent jurisdiction to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any such provision of this Agreement, and Parent and the Surviving Corporation shall not be obligated to post bond or other security in seeking such relief. The covenants by the Shareholders in Sections 6.1(h)(i) and (ii) are essential elements of this Agreement, and without the Shareholders' agreement to comply with such covenants, Parent would not have entered into this Agreement. Company and the Shareholders have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

        (i) Prior to the Closing, all information received from Parent prior to the Closing shall be deemed received pursuant to the Letter of Intent and the Confidentiality Agreement, and the Shareholders and the Company shall comply with the confidentiality provisions of the Confidentiality Agreement with respect to such information. The confidentiality provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

        (j) From and after the Closing, except as otherwise authorized in connection with the performance of their duties as an employee of the Surviving Corporation, the Shareholders will, and will cause their Affiliates to, hold in strict confidence, and not use to the detriment of Parent or the Surviving Corporation, any information with respect to Parent, Parent's business assets or properties, the Surviving Corporation, or the Surviving Corporation's business, assets or properties. Without limiting the generality of the foregoing, the Shareholders agree, covenant and acknowledge that, from and after the Effective Date, they will not, and will cause their Affiliates not to, directly or indirectly, disclose, give, sell, use, or otherwise divulge any confidential or secret information (including but not limited to any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas) primarily used in or primarily related to Parent, Parent's business, assets or properties, the Surviving Corporation, or the Surviving

Corporation's business, assets or properties. Notwithstanding the foregoing, a Shareholder may disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of applicable Law (but subject to the following provisions of this Section 6.1(j)); (ii) if the same hereafter is in the public domain through no fault of such Shareholder; or
(iii) if the same is later acquired by such Shareholder from another source and such Shareholder has no Knowledge that such source is under an obligation to another Person to keep such information confidential. If a Shareholder or any of its Affiliates (the "Disclosing Party") is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the Disclosing Party shall provide the Surviving Corporation and Parent with prompt notice of any such request or requirement so that the Surviving Corporation and Parent may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.1(j). If, in the absence of a protective order or other remedy or the receipt of a waiver by the Surviving Corporation and Parent, the Disclosing Party nonetheless, based on the written advice of counsel, is required to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Disclosing Party, without liability hereunder, may disclose that portion of such information which such counsel advises the Disclosing Party it is legally required to disclose.

        (k) From the date hereof through the Closing, Company and the Shareholders shall (and shall cause their respective Affiliates to) immediately suspend any existing negotiations or discussions relating to any direct or indirect merger, joint venture, sale of assets, sale of or tender offer for shares of capital stock of, other transfer of actual or beneficial ownership of or similar transaction involving Company, its operations or any assets or properties of Company (collectively, a "Transaction"), and Company and the Shareholders shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) encourage, solicit, participate in or continue or initiate discussions or negotiations with, or provide any information to, otherwise cooperate with, or take any other action to facilitate knowingly any inquiries or the making of any proposal or offer, to any Person, which constitutes, or may reasonably be expected to lead to, any Transaction, or (ii) negotiate or discuss with any third party concerning any proposal or offer for a Transaction. Company and the Shareholders shall promptly notify Parent of any such proposal initiated by any third party.

        (l) Each Shareholder agrees that, absent an effective registration statement under the Securities Act covering the disposition of the Securities of such Shareholder, such Shareholder will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any or all of the Securities without first providing Parent with an opinion of counsel (which may be counsel for Parent) reasonably acceptable to Parent to the effect that such sale, transfer, assignment, pledge, hypothecation or other disposition will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration and qualification requirements of any applicable state securities laws.

        Section 6.2 Covenants of Parent and Merger Sub.

        (a) Except as and to the extent required by applicable Law (in which case the nature of the announcement shall be described to Company and the Shareholders, and Company and the Shareholders shall be allowed reasonable time to comment prior to dissemination), prior to the Closing, Parent and Merger Sub shall not make any public comment, statement or communication, nor shall Parent or Merger Sub make any announcement to any of its customers or vendors, with respect to, or otherwise disclose or permit the disclosure of the existence or terms of the discussions regarding, this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the Shareholder Representatives.

        (b) From the date hereof to the Effective Date, as promptly as practicable, Parent and Merger Sub will use commercially reasonable efforts to
(i) take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby on or before the Effective Date;
(ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Parent or Merger Sub pursuant to applicable Law in connection with this Agreement, the Merger and the consummation of the other transactions contemplated hereby; (iii) obtain or cause to be obtained, all consents, approvals and authorizations (including any required under applicable Law or any Commitment) necessary or required to be obtained by Parent or Merger Sub in order to consummate the transactions contemplated pursuant to this Agreement, and (iv) coordinate and cooperate with Company and the Shareholders in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Company and the Shareholders in connection with any filings and other actions contemplated by Section 6.1(e).

        (c) Following the Closing, Parent shall, and shall cause the Surviving Corporation to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Shareholders, to confirm and assure the rights and obligations provided for in this Agreement and in the other Transaction Documents and render effective the consummation of the transactions contemplated hereby.

        (d) Prior to the Closing, all information received from the Shareholders and Company prior to the Closing shall be deemed received pursuant to the confidentiality provisions of the Letter of Intent and the Confidentiality Agreement, and Parent and Merger Sub shall comply with the confidentiality provisions of the Letter of Intent and the Confidentiality Agreement with respect to such information.

        Section 6.3 Tax Matters.

        (a) Section 338(h)(10) Election. Following the Closing, at Parent's election, the Company and each of the Shareholders shall join Parent in making an election with respect to the Company under Section 338(h)(10) of the Code on Form 8023 or in such other manner as may be required by rule or regulation of the Internal Revenue Service (the "Section 338(h)(10) Election"), and shall jointly make an election in the manner required under any analogous provisions of state or local law as Parent shall designate or as shall be required, concerning the transactions contemplated by this Agreement. Parent shall, with the assistance and cooperation of Shareholders, prepare all such Section 338(h)(10) forms required as attachments to Form 8023 (and all forms under analogous provisions of state or local law) in accordance with applicable Tax laws and consistent with the provisions of Section 6.3(j), and Parent shall deliver such forms and related documents to Shareholders at least sixty (60) days prior to the due date of filing. Shareholders shall deliver to Parent at least thirty (30) days prior to the due date of filing such completed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state or local law).

        (b) Apportionment of Taxes. All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a taxable year or other taxable period beginning before and ending after the Closing Date shall be apportioned between the portion of the taxable year or other taxable period prior to the Closing Date (the "Pre-Closing Period") and the portion of such taxable year or other taxable period after the Closing Date (the "Post-Closing Period") as follows: (A) in the case of Taxes other than income Taxes and sales and use Taxes, on a per diem basis, and (B) in the case of income Taxes and sales and use Taxes, as determined from the books and records of the Company, between Pre-Closing and Post-Closing Periods as though the taxable year of the Company terminated at the close of business on the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses. The Shareholders shall be liable for the payment of all Taxes of the Company which are attributable to any Pre-Closing Period to the extent such Taxes are not accrued and reflected on the books of the Company as of the Closing Date. The Company shall be liable for the payment of all Taxes which are attributable to any Post-Closing Period.

        (c) Tax Periods Ending on or before the Closing Date. Shareholders shall be responsible for, and shall have ultimate authority with respect to the preparation and filing of all Tax Returns required or permitted by applicable Tax law to be filed by the Company with respect to periods that end on or before the Closing Date (and the payment of all Taxes reported on such Tax Returns).

        (d) Cooperation on Tax Matters. Parent, Company and its subsidiaries, and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company and its subsidiaries, Shareholders and Parent agree (A) to retain all books and records with respect to Tax matters pertinent to Company and its subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Parent or Holders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company and its subsidiaries and Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

        (e) S Corporation Status. Company and Shareholders shall not revoke Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Company and Shareholders shall not take or allow any action that would result in the termination of Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, except for those transactions contemplated by the Agreement.

        (f) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Company and its subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, Company and its subsidiaries shall not be bound thereby or have any liability thereunder.

        (g) Controversies. Parent shall promptly notify the Shareholder Representatives in writing upon receipt by Parent, Company or their respective Affiliates of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes owed by the Company for taxable periods ending on or prior to the Closing Date for which Shareholders would be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). Shareholders, at their sole expense, shall have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the Internal Revenue Service, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and settling audits; provided, however, that Shareholders shall not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability (or the reporting position) of Parent or any affiliate of the foregoing for any Post-Closing Period, including the portion of a period beginning before the Closing Date and ending after the Closing Date (the "Overlap Period") that is after the Closing Date, without the prior written consent of Parent, which consent shall not be unreasonably withheld. Shareholders shall keep Parent fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Shareholders shall, in good faith, allow Parent to make comments to Shareholders regarding the conduct of or positions taken in any such proceeding.

        Except as otherwise provided in this Section 6.3(g) and (h), Parent shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods; provided, however, that Parent shall not, and shall cause its affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of Shareholders or the Company for any period prior to the Closing, including, without limitation, the portion of the Overlap Period ending on or prior to the Closing Date, without the prior written consent of Shareholder Representatives, which consent shall not be unreasonably withheld.

        (h) Amended Returns. None of Shareholders shall file or cause to be filed any amended Return without prior notice and delivery of a copy to Parent. Parent shall not file any amended Tax Return with respect to a Pre-Closing Period without the prior written consent of Shareholder Representatives if such amendment would create a Tax liability to the Shareholders, which consent shall not be unreasonably withheld.

        (i) Indemnification. Shareholders jointly and severally agree to indemnify, defend and hold harmless Parent, its Affiliates (including, after the Closing Date, the Company) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) on an after-Tax basis against (i) all Taxes (and losses, claims and expenses related thereto) resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty made pursuant to this Agreement to be true and correct, (ii) all Taxes imposed on or asserted against Shareholders for all taxable Periods, including, without limitation, all Taxes incurred as a result of the Section 338(h)(10) Election, and (iii) all transfer, sales and use, registration, stamp and similar Taxes and Taxes resulting from the application of Section 1374 of the Code (or any analogous provision of state or local law) imposed on the Company, or for which the Company may be liable, as a result of any transaction contemplated by this Agreement. Parent shall promptly give Shareholders written notice of all Taxes, losses, claims and expenses which Parent has reasonably determined may give rise to a right of indemnification under this Section 6.3(i), including a computation of the amount of the required indemnification with sufficient detail and particularity to enable Shareholders to reasonably determine the amount of such required indemnification.

        (j) Allocation. Parent shall deliver to Company a statement ("Allocation Statement") allocating the assets of Company in accordance with the Treasury regulations promulgated under Section 338(h)(10) of the Code (the "Price Allocation"). The Shareholder Representatives shall have the right to review the Allocation Statement. If within thirty (30) days after receipt of the Allocation Statement the Shareholder Representatives notify Parent in writing that the allocation of one or more items reflected in the Allocation Statement is not a reasonable allocation, Parent and the Shareholder Representatives will negotiate in good faith to resolve such dispute. If Parent and the Shareholder Representatives fail to resolve such dispute within twenty (20) days, Parent and the Shareholder Representatives accountants ("Tax Accountants") shall in good faith determine whether the allocation was reasonable and, if not reasonable, shall appropriately revise the Allocation Statement. The costs, fees and expenses of the Tax Accountants shall be borne equally by Parent and Shareholders. If the Shareholder Representatives do not respond within thirty
(30) days, or upon resolution of the disputed items, the allocation reflected in the Allocation Statement (as such may have been adjusted) shall be the "Price Allocation" which shall be binding on the parties hereto. Parent and Shareholders agree to act in accordance with the Price

Allocation in the preparation and filing of any Tax Return. Parent and Shareholders will report any transactions that occur under this Agreement consistent with the Section 338(h)(10) election, and will take no position (or allow their respective companies to take a position) contrary thereto. Parent and Shareholders shall use the asset values determined in the Allocation Statement for purposes of all reports and returns with respect to Taxes.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

        Section 7.1 Conditions to Obligations of Each Party. The obligations of the parties hereto to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment on or prior to the Effective Date of the following conditions:

        (a) Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Law, judicial order or arbitral decision; and

        (b) No governmental authority or agency shall have determined that any Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Law to such effect shall be pending or threatened.

        Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by Parent) on or prior to the Effective Date, of each of the following additional conditions:

        (a) Each of the representations and warranties of the Company and the Shareholders contained in this Agreement that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case on the date hereof and at and as of the Effective Date as though made on and as of the Effective Date. Company and the Shareholders shall each have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Effective Date.

        (b) Since the date hereof, there shall not have occurred any Material Adverse Effect on Company.

        (c) Each of Company and the Shareholders shall have delivered to Parent a certificate, dated the Effective Date and signed by a duly authorized officer, or the Shareholder, as applicable, to the effect of Section 7.2(a) and Section 7.2(b).

        (d) Parent shall have received from Company a certificate, dated the Effective Date and signed by the Secretary of Company, with respect to each of the following items of Company, which shall be attached thereto: (i) copies of its Articles of Incorporation, and all amendments thereof to date, certified as of a recent date by the Secretary of Commonwealth of Pennsylvania; (ii) copies of its By-laws, and all amendments thereof to date; (iii) specimen signatures of its incumbent officers; and (iv) certificates of good standing (or local law equivalent) of a recent date, certified by the Secretary of State of each other state in which it is qualified to do business.

        (e) Company and the Shareholders shall have filed or supplied, or shall have caused to be filed or supplied, all applications, notifications and information required to be filed or supplied by Company and/or the Shareholders pursuant to applicable Law in connection with this Agreement, the Merger and the consummation of the other transactions contemplated hereby. Company and the

Shareholders shall have obtained and shall have delivered to Parent copies of all material governmental and non-governmental authorizations, consents, filings and approvals required to be obtained by Company and/or the Shareholders in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No authorization, consent, filing or approval so obtained shall: (i) have been conditioned upon the modification, cancellation or termination of any Commitment, right, license or permit of Company; (ii) impose on the Surviving Corporation after the Closing any condition, provision or requirement not presently imposed upon Company, or any condition that would be more restrictive after the Closing on the Surviving Corporation than the conditions presently imposed upon Company; (iii) necessitate the payment of premium or penalty by, or loss of benefit to, the Surviving Corporation (or Parent); or (iv) impose a requirement on the Surviving Corporation or Parent that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or Parent.

        (f) All corporate and other proceedings of Company and the Shareholders in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received from the Shareholders and Company all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

        (g) Company shall have delivered to Parent certificates of its directors and officers, in form and substance reasonably satisfactory to Parent, dated the Effective Date, certifying that (i) no claims have been brought or, to such individual's Knowledge, threatened against such individual which would or may give rise to a right to indemnification from Company, and (ii) such individual has no claim against Company (other than for any accrued and unpaid wages).

        (h) Company and the Shareholders shall have caused to be delivered to Parent letters of resignation addressed to Company from all members of Company's board of directors and officers, which resignations shall be effective as of the Effective Date.

        (i) Company shall have received all governmental and third party consents specified in Section 6.1(f).

        (j) Each of Joseph P. Delaney, David N. Spies, Alfred S. Bartello and Darton S. Rose shall have executed and delivered to Parent their respective Employment Agreements.

        (k) Each of the Shareholders shall have executed and delivered to Parent the Registration Rights Agreement.

        (l) Each of the Shareholders shall have executed and delivered to Parent the Escrow Agreement.

        (m) All obligations of Company to any of its employees for deferred or similar compensation shall have been eliminated in a manner and on terms and conditions acceptable to Parent.

        (n) Each Shareholder shall not have asserted any rights of appraisal, with respect to the transactions contemplated herein, under applicable Law.

        Section 7.3 Conditions to Obligations of the Company and the Shareholders. The obligation of Company and the Shareholders to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by Company and Shareholders), on or prior to the Effective Date, of the following additional conditions:

        (a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case on the date hereof and at and as of the Effective Date as though made on and as of the Effective Date. Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Effective Date. Since the date hereof, there shall not have occurred any Material Adverse Effect (including any Material Adverse Effect due to pending or threatened litigation) on Parent or Merger Sub. Parent and Merger Sub shall each have delivered to the Shareholders a certificate, dated the Effective Date and signed by their respective duly authorized officers, to the foregoing effect.

        (b) Parent and Merger Sub shall have obtained and shall have delivered to the Shareholders copies of all material governmental and non-governmental authorizations, consents, filings and approvals required to be obtained by Parent and/or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        (c) All corporate proceedings of Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to the Shareholders, and the Shareholders shall have received from Parent and Merger Sub all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

        (d) Parent and Merger Sub shall have executed and delivered the Employment Agreements.

        (e) Parent and Merger Sub shall have executed and delivered to Shareholders and Company the Registration Rights Agreement.

        (f) Parent and Merger Sub shall have delivered to Shareholders and Company the Stock Consideration and the Cash Consideration in immediately available funds.

        (g) Parent and Merger Sub shall have executed and delivered to Shareholders and Company the Escrow Agreement.

        (h) Company and Shareholders shall have received from Parent and Merger Sub a certificate, dated the Effective Date and signed by the Secretary of the Parent and Merger Sub, with respect to each of the following items of Parent and Merger Sub, which shall be attached thereto: (i) copies of their Certificate of Incorporation, and all amendments thereof to date, certified as of a recent date by the Secretary of the State of Delaware; (ii) copies of their By-laws, and all amendments thereof to date; (iii) specimen signatures of their incumbent officers; and (iv) certificates of good standing (or local law equivalent) of a recent date, certified by the Secretary of State of their states of incorporation.

        (i) Parent and Merger Sub shall have delivered to Shareholders and Company true and correct copies of their respective corporate resolutions authorizing the execution, delivery and performance of this Agreement, the Merger and all other matters in connection thereto.

        (j) Parent shall provide loans to the holders of Incentive Shares on terms and conditions substantially similar to Parent's employee loans currently outstanding, for the purpose of paying any taxes associated with the receipt of the Incentive Shares.

                                   ARTICLE VIII
                                   TERMINATION

        Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date:

        (a) by the written agreement of Merger Sub, Parent, the Shareholders and Company;

        (b) by Merger Sub and Parent, on the one hand, or Company and the Shareholders, on the other hand, by notice to the other party, if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Pacific time on December 31, 2002, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party (i) in breach of this Agreement; or (ii) if the sole cause of the failure to consummate the transactions is an unanticipated delay in obtaining any required governmental approvals;

        (c) by Parent by notice to Company and the Shareholders, if any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Pacific time on December 31, 2002, unless such failure shall be due to (i) the failure of Parent or Merger Sub to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by Parent or Merger Sub prior to the Closing; or (ii) or an unanticipated delay in obtaining any required governmental approvals; or

        (d) by Company and the Shareholders by notice to Parent, if any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Pacific time on December 31, 2002, unless such failure shall be due to (i) the failure of Company or the Shareholders to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by Company or the Shareholders prior to the Closing; or (ii) or an unanticipated delay in obtaining any required governmental approvals.

        Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to the provisions of Section 8.1, then this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, except for any liability resulting from such party's breach of or default under this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

        Section 9.1 Indemnification By Shareholders. Subject to the terms and conditions of this Article IX, the Shareholders jointly and severally covenant and agree to defend, indemnify and hold harmless Parent and its Affiliates (including, after the Closing, the Surviving Corporation) and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "Parent Indemnitees"), from and against, and pay or reimburse the Parent Indemnitees for, any and all claims, liabilities (including Tax liabilities), fines, costs, judgments, penalties or proceedings (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses, court costs, consulting fees, expert witness fees and reasonable attorneys' fees and expenses incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

        (a) any breach in any representation or warranty of either Company or the Shareholders contained in this Agreement; or

        (b) any breach of any covenant or agreement of the Shareholders contained in this Agreement, or any breach of any covenant or agreement to be performed by Company prior to the Closing contained in this Agreement; or

        (c) the exercise by any holder of Dissenting Shares of rights under the PABCL (it being understood and agreed by the parties that Losses under this Section 9.1(c) shall include the excess (if any) of the amounts received by a holder of Dissenting Shares pursuant to the exercise of such rights over the cash equivalent of the Merger Consideration which would have been due to such holder had such holder not exercised such rights.

        Section 9.2 Indemnification By Parent. Subject to the terms and conditions of this Article IX, Parent covenants and agrees to defend, indemnify and hold harmless the Shareholders, and each of them, from and against any and all Losses resulting from or arising out of:

        (a) any breach of in any representation or warranty of Parent or Merger Sub contained in this Agreement; or

        (b) any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement.

        Section 9.3 Indemnification Procedures.

        (a) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (each, an "Indemnified Party"), written notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. Such written notice shall state the nature of such claim in reasonable detail and enclose copies of any complaint, summons, written assertion of such third party or similar document. The Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed); (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense (which shall not be subject to reimbursement hereunder except as provided below); and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice. Except with the prior consent of the Indemnified Party, no Indemnifying Party, in the defense of any litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such litigation. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the consent of the

Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any third party claim or litigation subject to this Article IX and the records of each shall be reasonably available to the other with respect to such third party defense.

        (b) With respect to any claim for indemnification hereunder which does not involve a third party claim, the Indemnified Party will give the Indemnifying Party written notice of such claim and state in reasonable detail the factual basis for such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party to satisfy such claim within 20 days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide notice of such dispute to the Indemnified Party within such 20-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within 30 days of the date such notice of dispute is received. If the Indemnifying Party shall fail to provide notice to the Indemnified Party within 20 days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once (i) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 9.3(b); (ii) any dispute under this Section 9.3(b) has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party; or (iii) any dispute under this Section 9.3(b) has been finally resolved in favor of indemnification by court order of any court having jurisdiction over such dispute, then the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within 20 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

        (c) If a claim for indemnification has been made prior to the Expiration Date, the parties' rights and obligations under this Article IX in respect of such claim shall continue even if the Expiration Date shall occur prior to full resolution of such claim.

        Section 9.4 Expiration of Representations and Warranties, etc. All representations and warranties contained in this Agreement shall survive the Closing; provided, however, that all representations and warranties shall expire at 5:00 p.m. Pacific time on the 18 months following the Effective Date, except with respect to the representations and warranties set forth in Sections 4.2, 4.10, 4.20, and 4.21 and indemnification obligations pursuant to Section 6.3 which shall expire when the applicable statute of limitations period has expired (each such date, an "Expiration Date").

        Section 9.5 Limitations and Qualifications.

        (a) Notwithstanding anything else set forth herein, an Indemnified Party shall not otherwise be entitled to any indemnification under this Article IX unless and until the Indemnified Parties shall have incurred Losses in the aggregate amount of at least an amount equal to the sum of $100,000 (the "Basket Amount"), in the aggregate, in which case an Indemnifying Party shall be liable to provide indemnification equal to the amount of the cumulative Losses, including the Basket Amount, subject in the case of an indemnifying Shareholder to the provisions of Section 9.6(c) below. An Indemnifying Party shall not be obligated to indemnify an Indemnified Party for Losses in excess of the Merger Consideration in the aggregate, and an indemnifying Shareholder shall not be obligated to indemnify an

Indemnified Party for Losses in excess of the Merger Consideration received by such Shareholder (the "Shareholder Cap").

        (b) The parties hereto understand and agree that the indemnity obligations of the Shareholders under this Article IX shall terminate on the date 18 months following the Effective Time, except insofar as a claim for indemnification under this Article IX has been asserted on or before such date by an Indemnified Party delivering written notice thereof to each Indemnifying Shareholder sought to be held liable under this Article IX, and such claim has not been resolved in accordance with the terms of this Agreement or otherwise.

        (c) Subject to the Shareholder Cap set forth in Section 9.5(a), the total cumulative portion of any or all Losses for which an indemnifying Shareholders may be held liable, and the total cumulative portion of any or all Losses for which all of the indemnifying Shareholders together may be held liable, under this Article IX shall be a pro-rata portion of such Losses as calculated under the following formula:

               P = (S / OS) x D

Where:

        P is the cumulative pro-rata portion of Losses for which an indemnifying Shareholder may be held liable or, as the case may be, the total cumulative pro rata portion of Losses for which are all of the indemnifying Shareholders together may be held liable;

        S is the number of shares of Company Stock owned by the indemnifying Shareholder immediately prior to the Effective Time or, as the case may be, is the number of shares of the Company Stock owned by all of the indemnifying Shareholders immediately prior to the Effective Time;

        OS     is the sum of the Total Outstanding Company Shares; and

        D      is the cumulative total of Losses.

        (d) Nothing herein shall limit an Indemnified Party's rights to seek recourse against any Person for claims based on fraud.

        (e) With respect to any claim for indemnification which is asserted against an indemnifying Shareholder and is not substantially sustained, as determined by a court of competent jurisdiction or because the legal action seeking enforcement of the claim is dismissed with prejudice or, if dismissed without prejudice, is not refiled within the statute of limitations provided under applicable law, or because the Indemnified Party withdraws or settles the claim, then in such case the indemnifying Shareholder shall be entitled to an award, against the Indemnified Party or Indemnified Parties which asserted such claim, of reasonable attorneys' fees, accountants' fees, and all other reasonable costs and expenses of litigation, investigation, defense, and settlement of the claim. In the event more than one Indemnified Party has formally asserted such claim, each such Indemnified Party shall be liable for such aware in proportion to the respective size of the indemnification aware asserted by such party in relation to the aggregate size of the indemnification awards asserted by all such Indemnified Person with respect to such claim.

        (f) This Article IX shall not become effective until the Effective Time.

        Section 9.6 Escrow.

        (a) Immediately prior to the Effective Time, an escrow (the "Escrow") shall be established with a bank or trust company designated by the Parent and reasonably acceptable to the Shareholders (the "Escrow Agent") on the terms set forth in Sections 9.6 through 9.9 (collectively, the "Escrow Terms"). At the Closing, the Escrow Shares shall be deposited with the Escrow Agent by the Parent. The Escrow shall be established pursuant to an escrow agreement (the "Escrow Agreement") between the parties hereto containing substantially the Escrow Terms and in the form attached hereto as Exhibit C with such changes as are reasonably requested by the Escrow Agent. The Escrow Shares and any Additional Escrow Shares shall constitute the escrow fund (the "Escrow Fund") and to be governed by the Escrow Terms and the Escrow Agreement. Subject to the terms and conditions of this Agreement and the Escrow Agreement, the Escrow Fund shall be available to satisfy Shareholders' indemnity obligations under this
Article IX. Anything to the contrary in this Agreement notwithstanding, the Shareholders shall have the right to require the Parent Indemnitees to collect on their indemnity claims against the Shareholders under this Agreement by first pursuing and seeking recovery against the Escrow Shares (with the Escrow Shares used to satisfy such indemnity obligations valued at the Per Share Value as of the Effective Date) rather than seeking a cash indemnity payment from the Shareholder (providing that the foregoing shall not preclude the Parent Indemnities from seeking such cash payments in the event the Escrow Funds are exhausted). In the event Parent issues any Additional Escrow Shares, such shares will be held by Escrow Agent in the same manner as the Escrow Shares delivered at the Closing. The Parent shall pay the fees and expenses of the Escrow Agent.

        (b) Except for dividends declared and paid in FNIS Common Stock with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated as Escrow Shares pursuant to Section 9.6(a) hereof, any cash dividends, dividends payable in securities (other than FNIS Common Stock) or other distributions of any kind made in respect of the Escrow Shares will be promptly delivered and paid to the Shareholders. The Shareholders will have all voting rights with respect to the Escrow Shares deposited in the Escrow Fund so long as such Escrow Shares are held in Escrow, and Parent will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Fund pursuant to this Agreement, the Shareholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares that are not inconsistent with this Agreement.

        Section 9.7 Escrow Period; Release From Escrow.

        (a) The Escrow Period shall terminate on the Escrow Termination Date, provided, however, that a portion of the Escrow Fund, if any, which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered by Parent to the Escrow Agent and the Shareholders prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

        (b) Within three (3) Business Days after the Escrow Termination Date, Parent and Shareholders shall cause the Escrow Agent to release from Escrow to the Shareholders all of the Escrow Fund less the value of the Escrow Fund (as determined pursuant to Section 9.8) equal to (A) any of the Escrow Fund released to Parent in accordance with Escrow Terms and the Escrow Agreement in satisfaction of indemnification claims by Parent Indemnitees against the Shareholders under this Agreement and (B) an amount of the Escrow Fund with a value (as determined pursuant to Section 9.8) subject to any pending but unresolved indemnification claims of Parent Indemnitees against the Shareholders under this Agreement. Any Escrow Fund held after the Escrow Termination Date as a result of clause (B) shall be released to the Shareholders or released to Parent (as appropriate) promptly upon resolution of each specific indemnification claim involved. Certificates representing Escrow Shares and

Additional Escrow Shares so issued that are subject to resale restrictions pursuant to applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Shareholders. In lieu of any fraction of an Escrow Share to which a Shareholder would otherwise be entitled, the Shareholder will receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Final Closing Share Price, as adjusted pursuant to
Section 2.5.

        (c) No Escrow Shares or Additional Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Shareholders, prior to the delivery to the Holder of Escrow Shares or Additional Escrow Shares held on their behalf in the Escrow Fund by the Escrow Agent as provided herein.

        Section 9.8 Claims Upon Escrow Fund. If the Parent Indemnitees shall have any claim for indemnification against the Shareholders under this Agreement on or before the Escrow Termination Date, they shall make a claim against the Escrow Fund in the following manner. A duly authorized officer of Parent shall prepare and execute and deliver to Shareholders and the Escrow Agent a certificate (an "Officer's Certificate") stating that with respect to the indemnification obligations of the Holder set forth in Section 9.1, Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated and the basis of the claim for such Losses, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related. Subject to Section 9.9, the Escrow Agent shall after thirty (30) days following receipt of the Officer's Certificate deliver from the Escrow Fund to the Parent, as promptly as practicable, such portion of the Escrow Shares as is equal to such Losses, provided that no such delivery may be made if the Shareholders shall have objected in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and the Parent prior to the expiration of such thirty (30) day period. Notwithstanding any provision of this Agreement, for the purpose of compensating the Parent Indemnitees for their Losses or calculating the value of Escrow Shares or Additional Escrow Shares to be released pursuant to this Agreement and delivered to the Parent, the Parent Common Stock in the Escrow Shares shall be valued at the Per Share Value as of the Effective Date.

        Section 9.9 Objections to Claims. In case the Shareholders shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have thirty (30) days to respond in a written statement to the objection of the Shareholders. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders and Parent should so agree, a memorandum or other appropriate documentation setting forth such agreement shall be prepared and signed by both parties. The Escrow Agent shall thereafter distribute the Escrow Fund in accordance with the terms of any such agreement of Parent and the Shareholders.

        Section 9.10 Set-Off. If any of the Shareholders shall be obligated to indemnify any Parent Indemnitee pursuant to this Agreement, Parent shall be entitled, in addition to any other right or remedy it may have, to exercise its rights of set-off against any amounts then due and payable to the Shareholders hereunder or that may thereafter become due and payable to the Shareholders hereunder, provided, however, that Parent shall not be entitled to any rights of set-off against any and all amounts due and payable under the Employment Agreements.

        Section 9.11 Exclusive Remedy. Except as for injunction, specific performance and other equitable remedies as provided in Sections 6.1(h), (i), and (j) and 10.14, the indemnification provisions of this Article IX are the sole and exclusive remedy of any party for a breach or nonperformance of any representations, warranties or covenants contained in this Agreement.

        Section 9.12 Release of Company. Effective as of the Closing, the Shareholder releases the Company from any and all claims, rights and causes of action the Shareholder has against the Company including, without limitation, any contribution rights the Shareholder may have against the Company with respect to claims arising under this Article IX.

                                   ARTICLE X
                                 MISCELLANEOUS

        Section 10.1 Expenses. The Shareholders shall be responsible for and bear all expenses, costs and fees incurred at any time by the Shareholders or Company in connection with pursuing or consummating the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and the other transaction documents contemplated hereby, whether or not the transactions contemplated hereby shall be consummated, and shall pay all such expenses on the Closing Date. Parent shall bear such expenses, costs and fees incurred by it and/or Merger Sub including, without limitation, any filing fee under the HSR Act.

        Section 10.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

        Section 10.3 Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be (a) delivered personally;
(b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; (c) sent by nationally recognized next-day or overnight mail or delivery; or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by certified or registered mail.

            (i)   if to Parent or Merger Sub, to:

                  Fidelity National Information Solutions, Inc.
                  4050 Calle Real, Suite 200
                  Santa Barbara, California 93110

                  Telecopy:  (805) 696-7374
                  Attn:  General Counsel

            (ii)  if to Shareholders or the Shareholder Representatives, to:

                  Joseph P. Delaney
                  50 South Water Avenue
                  Sharon, PA 16146
                  Telecopy:  (724) 981-4323

                  and

                  Robert C. Jazwinski
                  1479 N. Hermitage Road
                  Hermitage, PA 16148
                  Telecopy:  (724) 962-4611

            (iii) with a copy to:

                  Buchanan Ingersoll Professional Corporation
                  One Oxford Centre
                  301 Grant Street, 20th Floor
                  Pittsburgh, PA 15219
                  Attn:  Gary R. Walker, Esq.
                  Telecopy:  (412) 562-1041

            (iv)  if to the Company, to:

                  Eastern Financial Systems, Inc.
                  50 South Water Avenue
                  Sharon, PA  16146
                  Attn:  Joseph P. Delaney
                  Telecopy:  (724) 981-4323

            (v)   with a copy to:

                  Buchanan Ingersoll Professional Corporation
                  One Oxford Centre
                  301 Grant Street, 20th Floor
                  Pittsburgh, PA 15219
                  Attn:  Gary R. Walker, Esq.
                  Telecopy:  (412) 562-1041

or, in each case, at such other address as may be specified in a written notice sent in accordance with the provisions of this Section 10.3 to the other parties hereto. All notices shall be deemed effective and given upon the next business day; provided, however, that if delivered personally, or by facsimile on or prior to 5:00 P.M. local time at the place of receipt, it shall be deemed to have been given as of the day of delivery.

        Section 10.4 Liability for Transfer Taxes. The Shareholders, on the one hand, and Parent and Merger Sub, on the other hand, shall be responsible for and pay in a timely manner one-half of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees, if any, arising out of or in connection with or attributable to the transfer of the Company Stock effected pursuant to this Agreement.

        Section 10.5 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

        Section 10.6 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto and other documents referenced herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof.

        Section 10.7 Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

        Section 10.8 Governing Law, Etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the State of Delaware without giving effect to the conflict of laws rules thereof.

        Section 10.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and its respective heirs, successors and permitted assigns.

        Section 10.10 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

        Section 10.11 No Third Party Beneficiaries. Except as provided in
Article X with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and its respective heirs, legal representatives, successors and permitted assigns.

        Section 10.12 Amendment; Waivers, etc. No discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No amendment or modification of this Agreement shall be effective unless in a writing executed by all the parties hereto.

        Section 10.13 Acknowledgment. Company and the Shareholders on the one hand, and Parent and Merger Sub, on the other hand, each acknowledges that the representations, warranties, agreements and covenants contained in this Agreement and in any document, instrument or certificate delivered pursuant hereto or in connection herewith shall not be deemed waived or otherwise affected by or as a result of any investigation by the other.

        Section 10.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder or otherwise.

        Section 10.15 Shareholder Representatives. Each Shareholder hereby constitutes and appoints Joseph P. Delaney and Robert C. Jazwinski as their shareholder representatives (the "Shareholder Representatives") and their true and lawful attorneys in fact, with full power and authority in their names and on their behalf:

        (a) to act on behalf such Shareholder in the absolute discretion of the Shareholder Representatives, but only with respect to the following provisions of this Agreement, with the power to: (i) designate the accounts for payment of the Cash Consideration pursuant to Section 3.3(a); (ii) act pursuant to Article II with respect to any adjustment to the Base Merger Consideration; (iii) act under Section 9.6 and under the Escrow Agreement; (iv) give and receive notices pursuant to Section 10.3; (v) terminate this Agreement pursuant to Article XIII or waive any provision of this Agreement pursuant to Sections 7.1, 7.3, 8.1 and 10.12; (vi) act in connection with any matter as to which the Shareholders, jointly and severally, have obligations, or are Indemnified Parties, under
Article 9; and (vii) act in connection with any matter under Section 6.3; and

        (b) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 10.15.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any of the Shareholders or the Company or by operation of law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event. Each Shareholder hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Shareholder Representatives pursuant to this Section 10.15. Each of the Shareholders agrees that the Shareholder Representatives shall have no obligation or liability to any Person for any action or omission taken or omitted by the Shareholder Representatives in good faith hereunder, and each of the Shareholders shall, on a proportionate basis in accordance with his or her ownership interest in the Company, indemnify and hold the Shareholder Representatives harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Shareholder Representatives may sustain as a result of any such action or omission by the Shareholder Representatives hereunder.

        Section 10.16 JURISDICTION. EACH OF PARENT, MERGER SUB, THE SHAREHOLDERS AND COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE, AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT HE, SHE OR IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY OF SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. EACH OF PARENT, MERGER SUB, THE SHAREHOLDERS AND COMPANY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN

CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               [FIRST OF TWO SIGNATURE PAGES FOR MERGER AGREEMENT]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                        EASTERN FINANCIAL SYSTEMS, INC., a
                        Pennsylvania corporation

                        By:
                            ----------------------------------------------------
                        Name:
                             ---------------------------------------------------
                        Title:
                              --------------------------------------------------

                        --------------------------------------------------------
                        Joseph P. Delaney

                        --------------------------------------------------------
                        Eric J. Werner

                        --------------------------------------------------------
                        Melanie R. Werner, individually and as Custodian for Isabelle N. Werner and Sophia K. Werner


                        --------------------------------------------------------
                        Robert C. Jazwinski

                        --------------------------------------------------------
                        Charles T. Cricks

                        --------------------------------------------------------
                        John Rose

                        --------------------------------------------------------
                        Andrew Kalnow

                        --------------------------------------------------------
                        Martin X. Crimmins

                        --------------------------------------------------------
                        Dr. Dale Pokorney

              [SECOND OF TWO SIGNATURE PAGES FOR MERGER AGREEMENT]


                                  ----------------------------------------------
                                  Kenneth Gaspar

                                  ----------------------------------------------
                                  Leonard Ponte

                                  ----------------------------------------------
                                  John Ballantine

                                  ----------------------------------------------
                                  David N. Spies

                                  ----------------------------------------------
                                  Alfred S. Bartello

                                  ----------------------------------------------
                                  Darton S. Rose

                                  ----------------------------------------------
                                  Richard Burkhart


                                  FIDELITY NATIONAL INFORMATION
                                  SOLUTIONS, INC., a Delaware corporation

                                  By:
                                      ------------------------------------------
                                      Dwayne Walker,
                                      President and Chief Operating Officer


                                  EFS MERGER SUB, INC., a Delaware corporation


                                  By:
                                      ------------------------------------------

                                  Name:
                                       -----------------------------------------

                                  Title:
                                        ----------------------------------------

                                    Exhibits


A        Registration Rights Agreement
B-1      Joseph P. Delaney Employment Agreement
B-2      David N. Spies Employment Agreement
B-3      Alfred S. Bartello Employment Agreement
B-4      Darton S. Rose Employment Agreement
C        Escrow Agreement